Exhibit 10.1

THIRD LIEN SENIOR SECURED TERM LOAN AGREEMENT

among

ALTA MESA HOLDINGS, LP

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Administrative Agent

February 11, 2016

Goldman Sachs Lending Partners LLC

as Sole Lead Arranger and Sole Bookrunner

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Notice of Funding
Exhibit E-1	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; non-partnerships)
Exhibit E-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; non-partnerships)
Exhibit E-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit E-4	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; partnerships)
Exhibit F	Form of Intercreditor Agreement

Schedule I	Borrower, Administrative Agent, and Lender Information
Schedule II	Initial Pro Rata Shares
Schedule 4.01	Equity Interests
Schedule 6.07	Affiliated Transactions

Exhibit 10.1

THIRD LIEN SENIOR SECURED TERM LOAN AGREEMENT

This Third Lien Senior Secured Term Loan Agreement dated as of February 11, 2016 is among Alta Mesa Holdings, LP, a Texas limited partnership (the “Borrower”), the Lenders (as defined below), and Wilmington Trust, National Association, as administrative agent and collateral agent for such Lenders (in such capacities, the “Administrative Agent”).

The Borrower has requested that the Lenders provide certain loans to the Borrower, and the Lenders have indicated their willingness to lend, in each case subject to the terms and conditions of this Agreement. The Loans (as defined below) made hereunder will be made in exchange for Existing Indebtedness (as defined below) pursuant to the Exchange Offer (as defined below).

Each Initial Lender that becomes a party to this Agreement by executing and delivering a Joinder in accordance with Section 9.18 will agree to extend Loans to the Borrower by delivering Existing Indebtedness in exchange for Loans, in the principal amount set forth on Schedule II opposite the name of such Initial Lender, on the terms and subject to the conditions set forth herein and in the Exchange Offer.

In consideration of the mutual covenants and agreements herein contained and of the loans hereinafter referred to, the parties hereto agree as follows:

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Subject Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any properties or assets (other than current assets) to be used by the Borrower or a Restricted Subsidiary in the Oil and Gas Business; or

(2) the Capital Stock of a Person that is or becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or a Restricted Subsidiary; provided, however, that such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of the Borrower means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) discounted future net revenues from proved oil and gas reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Borrower in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year for which audited financial statements are available, which reserve report is prepared, reviewed or audited by independent petroleum engineers, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenues from estimated development costs incurred and the accretion of discount since such year end), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C) estimated proved oil and gas reserves produced or disposed of since such year end, and

(D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines, in the case of clauses (A) through (D) utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year end; provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Borrower’s petroleum engineers;

(ii) the capitalized costs that are attributable to Oil and Gas Properties of the Borrower and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest available annual or quarterly financial statements;

(iii) the Net Working Capital of the Borrower and its Restricted Subsidiaries on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements; and

(iv) the greater of

(A) the net book value of other tangible assets of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest audited financial statements; provided, that, if no such appraisal has been performed the Borrower shall not be required to obtain such an appraisal and only clause (iv)(A) of this definition shall apply;

minus

(b) the sum of:

(i) Minority Interests;

(ii) any net gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital of the Borrower in accordance with clause (a)(iii) above of this definition);

(iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (but utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year end), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in clause (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Borrower changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Borrower were still using the successful efforts method of accounting.

“Administrative Agent” means Wilmington Trust, National Association in its capacity as administrative agent pursuant to Article VIII, and any successor administrative agent pursuant to Section 8.06.

“Administrative Office” means the offices of the Administrative Agent at the addresses specified on Schedule I or such other office, branch, subsidiary, affiliate or correspondent bank as the Administrative Agent may from time to time specify to the Borrower.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.07.

“Agent Fee Letter” means a letter dated as of even date hereof between the Borrower and Wilmington Trust, National Association.

“Agreement” means this Third Lien Senior Secured Term Loan Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower and its Subsidiaries.

“Anti-Terrorism/Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including (a) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; (b) the Patriot Act; (c) Laundering of Monetary Instruments, 18 U.S.C. section 1956; (d) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; (e) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; (f) the Trading with the Enemy Act, any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V); (g) any similar laws or regulations currently in force or hereafter enacted; and (h) any enabling legislation or executive order relating to any of the foregoing.

“Arranger” means Goldman Sachs Lending Partners LLC.

“Asset Disposition” means any direct or indirect sale, lease (including by means of Production Payments and Reserve Sales and a Sale/Leaseback Transaction but excluding an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (A) any Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary) or (B) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by the Borrower or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents or other financial assets in the ordinary course of business;

(3) a disposition of Hydrocarbons in the ordinary course of business;

(4) a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer necessary for the proper conduct of the business of the Borrower and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions in accordance with the covenant described by Section 6.06;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary;

(7) the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted by Section 6.05;

(8) an Asset Swap;

(9) dispositions of assets with a Fair Market Value of less than $10.0 million in any single transaction or series of related transactions;

(10) Permitted Liens;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the licensing or sublicensing of intellectual property (including the licensing of seismic data or rights to access and use seismic data libraries);

(13) any Production Payments and Reserve Sales pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical or management services to the Borrower or a Restricted Subsidiary;

(14) surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind; and

(15) the abandonment, assignment, farmout, lease, sublease, forfeiture or other disposition of developed or undeveloped Oil and Gas Properties in the ordinary course of business.

“Asset Disposition Offer” has the meaning set forth in Section 2.06(c)(i).

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets used in the Oil and Gas Business between the Borrower or any of its Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with Section 2.06(c)(i) as if the Asset Swap were an Asset Disposition.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Basket Amount” has the meaning set forth in Section 6.05(d)(C).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function. For so long as the Borrower is a limited partnership, the board of directors of the General Partner shall be deemed to be the Board of Directors of the Borrower.

“Borrowing Base” means the maximum amount in Dollars determined or re-determined by the lenders under the First Lien Credit Agreement (provided that the majority of the principal debt thereunder must be held by lenders that are commercial bank lenders or investment banks or their respective Affiliates which, in each case, regularly lend under reserve based credit facilities), as the aggregate lending value to be ascribed to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries against which such lenders are prepared to provide loans or other Indebtedness to the Borrower and the Restricted Subsidiaries under the First Lien Credit Agreement; provided such “Borrowing Base” is a customary borrowing base for oil and gas secured loan transactions provided by the lenders party to the First Lien Credit Agreement using their customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions and which are comparable to those applied by commercial lenders to borrowers in the Oil and Gas Business, as determined semi-annually during each year and/or on such other occasions as may be provided for by the First Lien Credit Agreement or New First Lien Loan Documents, as applicable, and which is based upon, inter alia, the review by such lenders of the Reserve Report and other information related to the Proven Reserves of the Borrower and the Restricted Subsidiaries.

“Business Day” means a day of the year other than (i) a Saturday or a Sunday or (ii) a legal holiday on which banks are required or authorized to close in Houston, Texas, New York, New York or the state of the place of payment.

“Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short-term deposit of which is rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P, or “P-2” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” by S&P or “P-2” by Moody’s, and in either case maturing within nine months after the date of acquisition thereof; and

(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the General Partner (or, following the conversion of the Borrower into another form as described below, more than 50% of the total voting power of the Voting Stock of the successor entity to the Borrower);

(2) [reserved];

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to the Borrower, a Restricted Subsidiary or a Permitted Holder; or

(4) the adoption by the members of the General Partner or the partners of the Borrower (or, following the conversion of the Borrower into another form as described below, its equity holders) of a plan or proposal for the liquidation or dissolution of the Borrower.

Notwithstanding the preceding, a conversion (whether by merger, statutory conversion or otherwise) of the Borrower from a limited partnership to a limited liability company or corporation or an exchange of all of the outstanding partnership interests in the Borrower for Capital Stock in a corporation or a limited liability company, shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the General Partner and the Borrower immediately prior to such transactions continue to Beneficially Own in the aggregate sufficient Capital Stock of such successor entity to elect a majority of its directors, managers trustees or other persons serving in a similar capacity for such successor entity.

“Change of Control Offer” has the meaning set forth in Section 2.06(c)(ii).

“Closing Date” means the date, on which the conditions specified in Section 3.02 are satisfied (or waived in accordance with Section 9.01) and the Loans are made to the Borrower by the Initial Lenders in accordance with Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all regulations thereunder.

“Collateral” means all “Collateral,” “Pledged Collateral,” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreements, as applicable) or similar terms used in the Security Instruments or in the “Security Instruments” as defined in the First Lien Loan Documents; provided that the Collateral shall not include any Excluded Property.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that is customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Consolidated Coverage Ratio” means, for any Person, as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDAX of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Borrower or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to the Incurrence of such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date (except that in making such computation, the amount of any revolving credit Indebtedness outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period during which such Indebtedness was outstanding or (ii) if such revolving credit Indebtedness was Incurred after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of Incurrence of such revolving credit Indebtedness to the date of such calculation, in each case, provided that such average daily balance shall take into account any permanent repayment of such revolving credit Indebtedness as provided in clause (b)); or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period, including with the proceeds of such new Indebtedness, that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than any revolving credit Indebtedness, unless such revolving credit Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness as if such discharge had occurred on the first day of such period;

(2) if, since the beginning of such period, the Borrower or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with or with the proceeds from such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Borrower or a Restricted Subsidiary) or an acquisition (or has received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made under this Agreement, which constitutes all or substantially all of a Borrower division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

(4) if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Borrower or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined on behalf of the Borrower in good faith by a responsible financial or accounting officer of the Borrower; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Borrower or any Restricted Subsidiary, the interest rate shall be calculated by applying such optional rate chosen by the Borrower or such Restricted Subsidiary. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower or the applicable Restricted Subsidiary may designate.

“Consolidated EBITDAX” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Tax Expense;

(3) consolidated depletion and depreciation expense of the Borrower and its Restricted Subsidiaries;

(4) consolidated amortization expense or impairment charges of the Borrower and its Restricted Subsidiaries recorded in connection with the application of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles” and Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”;

(5) other non-cash charges of the Borrower and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

(6) the consolidated exploration and abandonment expense of the Borrower and its Restricted Subsidiaries,

if applicable for such period; and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that is amortized during such period and is attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period).

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDAX of the Borrower only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of the Borrower and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or the holders of its Capital Stock.

“Consolidated Income Tax Expense” means, with respect to any period, the provision for federal, state, local and foreign taxes (including state franchise taxes) based on income of the Borrower and its Restricted Subsidiaries for such period as determined in accordance with GAAP, or (for any period in which the Borrower is a partnership) the Tax Amount for such period.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense (excluding interest income) of the Borrower and its Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense and without duplication:

(1) interest expense attributable to Capitalized Lease Obligations or Attributable Debt and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is guaranteed by the Borrower or one of its Restricted Subsidiaries or secured by a Lien on assets of the Borrower or one of its Restricted Subsidiaries;

(6) cash costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate Agreements result in net cash benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of the Borrower and its Restricted Subsidiaries that was capitalized during such period; and

(8) all dividends paid or payable in cash, Cash Equivalents or Indebtedness, or accrued during such period, in each case on any series of Disqualified Stock of the Borrower or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Borrower or a Wholly-Owned Subsidiary.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (8) above) relating to any Indebtedness of the Borrower or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

“Consolidated Net Income” means, for any period, the aggregate net income (loss) of the Borrower and its Subsidiaries determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person, less (for any period the Borrower is a partnership) the Tax Amount for such period; provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

(1) any net income (loss) of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3) and (4) below, the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Borrower’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary during such period;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(a) subject to the limitations contained in clauses (3) and (4) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause (a)); and

(b) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Borrower or its Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary or nonrecurring gains or losses, together with any related provision for taxes (and, without duplication, any related Permitted Tax Distributions) on such gains or losses and all related fees and expenses;

(5) the cumulative effect of a change in accounting principles;

(6) any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines;

(7) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of Statement of Financial Accounting Standard No. 133);

(8) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued);

(9) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness; and

(10) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; provided that the proceeds resulting from any such grant will be excluded from clause (ii) of the definition of Basket Amount in Section 6.05.

“Control Agreement” means a blocked account control agreement among the Borrower, the First Lien Administrative Agent, the Second Lien Administrative Agent, the Administrative Agent, Wells Fargo Bank, N.A. as the depository bank, in such form reasonably acceptable to the parties thereto (it being agreed that any blocked account control agreement requiring the Administrative Agent to indemnify the depository bank in the Administrative Agent’s individual capacity shall not be reasonably acceptable to the Administrative Agent) which agreement, among other things, restricts access to the covered account and the funds therein consistent with the terms thereof.

“Credit Party” means the Administrative Agent or any Lender.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Disqualified Stock or other Indebtedness (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or

(3) is required to be repurchased by such Person at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Loans or (b) on which there are no Loans outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so required to be repurchased at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that (i) the Borrower and its Restricted Subsidiaries may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Borrower and its Restricted Subsidiaries with Section 2.06(c)(ii) and Section 2.06(c)(i) and (ii) such repurchase or redemption will be permitted solely to the extent also permitted in accordance with Section 6.05.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars” and “$” mean lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 3.01 are satisfied.

“Eligible Assignee” means (a) any Lender, (b) any Subsidiary or Affiliate of a Lender, and (c) any commercial bank, insurance company, investment or mutual fund or other institutional lender which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; provided that, in no event shall any natural person or any Subsidiary or any other Affiliate of the Borrower qualify as an Eligible Assignee.

“Environment” or “Environmental” shall have the meanings set forth in 43 U.S.C. 9601(8) (1988).

“Environmental Law” means, as to the Borrower or its Restricted Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or its Restricted Subsidiaries arising from, relating to, or in connection with the Environment, health, or safety, including, without limitation, CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous substances, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under any Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person, including any options, warrants or similar rights to purchase such Equity Interest.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 7.01.

“Excess Proceeds” has the meaning set forth in Section 2.06(c)(i).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means D.F. King & Co., Inc.

“Exchange Offer” means an offer by the Borrower to exchange Existing Indebtedness for Loans hereunder pursuant to the Offer to Exchange Statement delivered by the Borrower to the Exchange Agent on or about the Effective Date.

“Excluded Property” means the Borrower’s and any Restricted Subsidiary’s equity interests in each Unrestricted Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income

(however denominated), state franchise Taxes, and branch profits Taxes, in each case, (i) by the United States of America (or any political subdivision thereof) or such other jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to any such recipient’s failure to comply with Section 2.13(d), and (d) any United States federal withholding Tax that is imposed under FATCA.

“Existing Bond Issue Date” means October 13, 2010.

“Existing Indebtedness” means, any Existing Senior Unsecured Notes exchanged in the Exchange Offer.

“Existing Senior Unsecured Notes” means the Indebtedness issued by the Borrower pursuant to the Existing Senior Unsecured Notes Indenture in the form of senior, unsecured notes outstanding on the Effective Date.

“Existing Senior Unsecured Notes Indenture” means that certain Indenture dated as of October 13, 2010 among Borrower, Alta Mesa Finance Services Corp., the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property in excess of $20.0 million shall be determined by the Board of Directors of the Borrower acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors, and any lesser Fair Market Value may be determined by an officer of the Borrower acting in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“First Lien Administrative Agent” means Wells Fargo Bank, National Association or any other “First Lien Administrative Agent” as defined in the Intercreditor Agreement.

“First Lien Credit Agreement” means the Sixth Amended and Restated Credit Agreement dated as May 13, 2010 among the Borrower, the First Lien Administrative Agent and the lenders party thereto, together with all amendments, modifications and supplements thereto or replacements or restatements thereof on or prior to the Effective Date and all further amendments, modifications and supplements thereto or replacements or restatements thereof permitted by the Intercreditor Agreement.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement or any other “First Lien Loan Documents” as defined in the Intercreditor Agreement, in each case, together with all amendments, modifications and supplements thereto permitted by the Intercreditor Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“General Partner” means Alta Mesa Holdings GP, LLC, a Texas limited liability company.

“Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.

“Guarantor” means each entity executing a Guaranty or otherwise providing a guaranty of the First Lien Credit Agreement, Second Lien Credit Agreement or the Senior Unsecured Notes, including (a) the General Partner and (b) each Restricted Subsidiary of the Borrower.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Effective Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Guaranty pursuant to a written agreement.

“Guaranty” means (a) one or more guaranties in substantially similar form as the corresponding guaranty delivered in connection with the Second Lien Credit Agreement (with such modifications necessary to reflect the terms of this Agreement and the other Loan Documents) and executed by a Guarantor or (b) such other forms of guaranty acceptable in form and substance to the Majority Lenders and executed by a Guarantor whereby the guarantors named therein guaranties the Obligations, and “Guaranties” means all such guaranties, collectively.

“Hedge Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, deferred premium commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Highbridge” means Highbridge Principal Strategies, LLC, a Delaware limited liability company.

“Hydrocarbons” means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary with no Indebtedness in excess of $500,000, and whose total assets, as of the end of the most recent month for which financial statements are available, taken together with those of all other Immaterial Subsidiaries, are less than 1.0% of the Borrower’s Modified ACNTA and whose total revenues, taken together with those of all other Immaterial Subsidiaries, for the most recent 12-month period for which financial statements are available do not exceed 1.0% of the Borrower’s total consolidated revenues for such period.

“Incur” means issue, create, assume, guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and except to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation is satisfied within five Business Days of payment on the letter of credit);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as liabilities upon the consolidated balance sheet of such Person in accordance with GAAP, or as obligor on conditional sales of property or under any title retention agreement;

(5) Capitalized Lease Obligations or Attributable Debt of such Person;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute “Indebtedness.”

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding the preceding, “Indebtedness” shall not include:

(1) Production Payments and Reserve Sales;

(2) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an Oil and Gas Property;

(3) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Borrower or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity

Agreements are related to business transactions of the Borrower or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Borrower or its Restricted Subsidiaries Incurred without violation of this Agreement;

(4) any obligation arising from customary agreements of the Borrower or a Restricted Subsidiary providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that such Indebtedness is not reflected on the face of the balance sheet of the Borrower or any Restricted Subsidiary;

(5) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(6) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business; and

(7) accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the first paragraph of this definition of “Indebtedness” whether or not it would appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a joint venture or partnership that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture’s liabilities (a “general partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person;

and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the general partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is with recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indemnitee” has the meaning assigned to such term in Section 9.07(a).

“Initial Lenders” means each person specified on Schedule II that (a) becomes party hereto by executing and delivering a Joinder pursuant to Section 9.18 and (b) receives a Loan pursuant to Section 2.01 on the Closing Date.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement entered into by the Borrower, the Administrative Agent, First Lien Administrative Agent and the Second Lien Administrative Agent dated on or prior to the Closing Date, substantially in the form of the attached Exhibit F.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement; and

(2) endorsements of negotiable instruments and documents in the ordinary course of business.

The amount of any Investment shall not be adjusted for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

For purposes of the definition of “Unrestricted Subsidiary” and Section 6.05,

(1) “Investment” will include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Joinder” means a Joinder Agreement substantially in the form of Exhibit C.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the lessee thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, that is applicable to such Person.

“Lenders” means a party hereto that (a) is an Initial Lender and (b) is an Eligible Assignee that became a lender under this Agreement pursuant to Section 9.06.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as its “Legal Address” in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lending Party” has the meaning assigned to such term in Section 9.08.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Security Instruments, the Intercreditor Agreement, the Agent Fee Letter and each other agreement, instrument, or document executed by the Borrower or any of its Restricted Subsidiaries or any of their officers at any time in connection with this Agreement or any other Loan Document.

“Loan Party” means each of the Borrower and each Guarantor.

“Loans” means the Loans made by the Initial Lenders to the Borrower pursuant to Section 2.01.

“Lost Interest” has the meaning assigned to such term in Section 2.10(c)(i).

“Majority Lenders” means, at any time, Lenders holding more than 50% of the aggregate amount of the Loans then outstanding.

“Make Whole Premium” means, with respect to any Loan to be prepaid on any applicable prepayment date, the greater of:

(1) 1.0% of the principal amount of the Loan prepaid on such date; or

(2) the excess, if any, of:

(a) the present value at such prepayment date of the sum of (i) the principal amount of the Loan being prepaid, (ii) the Prepayment Premium that would be due on the Loan if prepaid after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date plus (ii) all required interest payments (excluding accrued and unpaid interest to such prepayment date) due on the principal amount of the Loan being prepaid through the second anniversary of the Closing Date computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Loan being prepaid.

The Administrative Agent shall have no duty to calculate or verify the calculation of the Make Whole Premium.

“Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (when taken as a whole)), condition (financial or otherwise), or results of operations of the Borrower and its Restricted Subsidiaries, since December 31, 2014 or (b) a material adverse effect on the Borrower’s and the Restricted Subsidiaries’ (when taken as a whole) ability to perform its obligations under this Agreement, any Guaranty, any Note or any other Loan Document.

“Maturity Date” means March 15, 2021.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including, without limitation, if required by such laws, certain fees and other costs).

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Borrower or a Restricted Subsidiary.

“Modified ACNTA” means, as of any date of determination, an amount equal to the Borrower’s Adjusted Consolidated Net Tangible Assets calculated as of a date not more than 30 days prior to the date of determination on the following basis: (a) in lieu of commodity pricing of future net revenues based on SEC guidelines, NYMEX Prices shall be used after giving effect to commodity derivatives contracts in effect as of the date of determination, as determined in good faith by the Borrower, and (b) such calculation shall be based on then current estimates of costs determined in good faith by the Borrower in light of prevailing market conditions.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means any mortgage or deed of trust executed by any one or more of the Borrower or its Restricted Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially similar form as the corresponding mortgages delivered in connection with the Second Lien Credit Agreement (with such modifications necessary to reflect the terms of this Agreement and the other Loan Documents), in each case as the same may be amended, modified, partially released or cancelled, restated or supplemented from time-to-time, together with any assumptions or assignments of the Obligations thereunder by the Borrower or its Restricted Subsidiaries, and “Mortgages” means all of such Mortgages, collectively.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes (or Permitted Tax Distributions in respect thereof) required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Hedging Obligation or other Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Disposition;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition; and

(5) all relocation expenses incurred as a result thereof and all related severance and associated costs, expenses and charges of personnel related to assets and related operations disposed of;

provided, however, that if any consideration for an Asset Disposition (that would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether or not a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Borrower or any of its Restricted Subsidiaries from escrow.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or any contribution to equity capital, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) the sum of all current assets of the Borrower and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, (other than accounts receivable with respect to any non-contingent periodic settlement payments due thereunder), less (b) all current liabilities of the Borrower and its Restricted Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to Oil and Gas Properties, (ii) included in Indebtedness and (iii) any current liabilities of the Borrower and its Restricted Subsidiaries from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business (other than accounts payable with respect to any non-contingent periodic settlement payments due thereunder), in each case as set forth in the consolidated financial statements of the Borrower prepared in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Borrower nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Borrower or its Restricted Subsidiaries.

“Non-U.S. Lender” means each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes.

“Note” means a promissory note of the Borrower payable to any Lender, in substantially similar form of the attached Exhibit B, evidencing indebtedness of the Borrower to such Lender resulting from Loans owing to such Lender.

“Notice of Funding” means a notice of borrowing in the form of the attached Exhibit D signed by a Responsible Officer of the Borrower.

“NYMEX” means the New York Mercantile Exchange.

“NYMEX Prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a sixty month period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full sixty month period), with such prices increased by five percent of the last quoted forward month price of such period for the sixty first month and then held constant thereafter, as such prices are (a) quoted on the NYMEX (or its successor) as of the calculation date (as defined in the definition of Modified ACNTA) and (b) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

“Obligations” means all principal, interest, premiums, make-whole amounts, fees, reimbursements, indemnifications, and other amounts payable by the Borrower or any Restricted Subsidiary to the Administrative Agent, any sub-agent appointed pursuant to Section 8.05, the Lenders, or any Indemnitee under the Loan Documents.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officers’ Certificate” means a certificate signed by two Officers of the Borrower, at least one of whom shall be the Chief Executive Officer, the Chief Financial Officer or the Chief Accounting Officer of the Borrower.

“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping and transporting (but not refining) Hydrocarbons.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests, or any interest therein.

“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Pari Passu Indebtedness” means any Indebtedness of the Borrower or any Subsidiary Guarantor that ranks equally in right of payment to the Loans or the Guaranties, as the case may be.

“Pari Passu Notes” has the meaning assigned to such term in Section 2.06(c)(i).

“Participant” has the meaning assigned to such term in Section 9.06(c).

“Participant Register” has the meaning assigned to such term in Section 9.06(c)(i).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Alta Mesa Holdings, LP.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including, without limitation, an Environmental Permit.

“Permitted Acquisition Indebtedness” means Indebtedness (including Disqualified Stock) of the Borrower or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

(1) of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

(2) of a Person that was merged or consolidated with or into the Borrower or a Restricted Subsidiary that was not incurred in contemplation of such merger or consolidation,

provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Borrower or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, the Restricted Subsidiary or the Borrower, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.02(a).

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties including:

(1) ownership interests in oil, natural gas, other Hydrocarbon and mineral properties, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests; and

(2) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties.

“Permitted Holder” means any of the following (A) (i) Michael E. Ellis, Mickey Ellis and their children, estates, heirs or lineal descendants, (ii) any trust having as its sole beneficiaries one or more of the persons listed in clause (A)(i) above, (iii) any Person a majority of the Voting Stock of which is owned or controlled one or more of the Persons referred to in clauses (A)(i) or (ii); (B) (i) Harlan H. Chappelle and his spouse, children, estates, heirs or lineal descendants, (ii) any trust having as its sole beneficiaries one or more of the persons listed in clause (B)(i) above, (iii) any Person a majority of the Voting Stock of which is owned or controlled one or more of the Persons referred to in clauses (B)(i) or (ii); (C) Highbridge and any of its affiliates or successors and any of their respective managed investment funds (other than any operating company in which it has a portfolio investment) and (D) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the forgoing are members.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in:

(1) the Borrower or a Restricted Subsidiary;

(2) another Person whose primary business is the Oil and Gas Business if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(3) cash and Cash Equivalents;

(4) receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, commission, travel, relocation, expense and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees (other than executive officers) made in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(7) Capital Stock or other securities received in settlement of debts (x) created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or (y) pursuant to any plan of reorganization or similar arrangement in a bankruptcy or insolvency proceeding;

(8) any Person as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 6.04;

(9) Investments in existence on the Effective Date;

(10) Commodity Agreements, Currency Agreements, Interest Rate Agreements described in clause (3) of the penultimate paragraph of the definition of “Indebtedness,” and related Hedging Obligations;

(11) guarantees issued in accordance with Section 6.02;

(12) Permitted Business Investments;

(13) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(14) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(15) Investments in the Loans;

(16) Investments made after the Effective Date in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not to exceed $10.0 million; and

(17) Investments by the Borrower or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (17), in an aggregate amount outstanding at the time of such Investment not to exceed the greater of (i) $25.0 million and (ii) 2.5% of the Borrower’s Modified ACNTA.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness permitted to be Incurred under clause (i)(A) or (i)(B) of Section 6.02(b) in each case to the extent permitted under the Intercreditor Agreement;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on state, federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) statutory and contractual Liens of landlords and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties or assets which do not in the aggregate materially adversely affect the value of the properties or assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

(7) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under Section 6.02;

(8) Liens arising from leases, licenses, subleases and sublicenses of any property or assets (including real property and intellectual property rights) entered into in the ordinary course of the Oil and Gas Business;

(9) prejudgment Liens and judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from deposits made in the ordinary course of business to secure any liability to insurance carriers;

(13) Liens existing on the Effective Date;

(14) Liens on any property or assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property or assets owned by the Borrower or any Restricted Subsidiary (other than any property or assets affixed or appurtenant thereto);

(15) Liens on any property or assets at the time the Borrower or any of its Subsidiaries acquired the property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Subsidiaries; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property or assets owned by the Borrower or any Restricted Subsidiary (other than any property or assets affixed or appurtenant thereto);

(16) Liens securing the Loans, the Guaranty and any other Obligations under this Agreement;

(17) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness described under clauses (10), (13), (14), (15), (16) or this clause (17) that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder; provided, further, that such Liens have no greater priority relative to the Loans and the Guaranty and the holders of such Indebtedness secured by such Liens have no greater intercreditor rights relative to the Loans and the Guaranty than the original Liens and related Indebtedness and the holders thereof;

(18) any interest or title of a lessor under any operating lease;

(19) Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the property or assets that are the subject of the relevant agreement, program, order or contract;

(20) Liens on pipelines or pipeline facilities that arise by operation of law;

(21) Liens in favor of the Borrower or any Subsidiary Guarantor; and

(22) Liens securing Indebtedness in an aggregate principal amount outstanding at any one time, added together with all other Indebtedness secured by Liens Incurred pursuant to this clause (22), not to exceed the greater of (a) $10.0 million and (b) 1.0% of the Borrower’s Modified ACNTA.

In each case set forth above, notwithstanding any stated limitation on the property or assets that may be subject to such Lien, a Permitted Lien on a specified property or asset or group or type of properties or assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Permitted Subject Liens” means Permitted Liens other than the judgment Liens permitted under clause (9) of the definition of “Permitted Liens”.

“Permitted Tax Distributions” means for any calendar year or portion thereof of the Borrower during which it is a pass-through entity for U.S. federal income tax purposes, payments and distributions to the partners of the Borrower on each estimated payment date as well as each other applicable due date to enable the partners of the Borrower (or, if any of them are themselves a pass-through entity for US. Federal income tax purposes, their shareholders or partners) to make payments of U.S. federal and state income taxes (including estimates therefor) as a result of the operations of the Borrower and its Subsidiaries during the current and any previous calendar year, not to exceed an amount equal to the amount of each such partner’s (or, in the case of a pass-through entity, its shareholders’ or partners’) U.S. federal and state income tax liability resulting solely from the pass-through tax treatment of such partner’s interest in the Borrower and as calculated pursuant to the limited partnership agreement of the Borrower as in effect on the Effective Date and as it may be amended from time to time thereafter in a manner that is not, considered as a whole, materially adverse to the Lenders.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Platform” has the meaning assigned to such term in Section 5.06(e).

“Pledge Agreements” means a pledge agreement in substantially similar form as the pledge agreement delivered in connection with the Second Lien Credit Agreement (with such modifications necessary to reflect the terms of this Agreement and the other Loan Documents), executed by the Borrower or any of its Restricted Subsidiaries or any of the Guarantors, as the same may be amended, modified, restated or supplemented from time to time.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Date” has the meaning assigned to such term in Section 2.06(c)(iii).

“Prepayment Premium” means the applicable percentage set forth below as determined based upon when the applicable prepayment of Loans is made:

If prepaid after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date	5.313%
If prepaid after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date	2.656%
If prepaid after the fourth anniversary of the Closing Date but prior to the Maturity Date	0.00%

“Private Lenders” means Lenders that wish to receive Private-Side Information.

“Private-Side Information” means any information with respect to the Borrower and its Subsidiaries that is not Public-Side Information.

“Pro Rata Share” means, with respect to any Lender, the percentage of the aggregate principal amount of Loans then outstanding represented by such Lender’s Loans then outstanding. The initial Pro Rata Share of each Lender is set forth on Schedule II.

“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical or management services to the Borrower or a Restricted Subsidiary.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means information that is either (x) of a type that would be made publicly available if the Borrower or any of its Subsidiaries were issuing securities pursuant to a public offering or (y) does not contain material non-public information (for purposes of United States federal, state or other applicable securities laws).

“PV-9” means, as of any date of determination, with respect to any Proven Reserves expected to be produced from any of the Loan Parties’ Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated using 4-year NYMEX strip pricing on such date of determination adjusted for applicable differentials and Hedge Contracts and held flat after such 4-year period and adjusted by appropriate management adjustments for additions to reserves and depletion or sale of reserves since the date of the most recently delivered Reserve Report.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance” and the terms “refinances” and “refinanced” shall have correlative meanings) any Indebtedness (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, but excluding Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Borrower), including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Loans, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Loans, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Loans;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Loans or a Guaranty, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Guaranty on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced;

(5) to the extent such Refinancing Indebtedness is secured, the Liens securing such Refinancing Indebtedness have a Lien priority equal to or junior to the Liens securing the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(6) to the extent the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired is not secured by a Lien there shall be no Liens securing such Refinancing Indebtedness.

“Register” has the meaning assigned to such term in Section 9.06(b)(iv).

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” has the meaning set forth in CERCLA or under any other Environmental Law.

“Reserve Report” means, as of any date of determination, the Engineering Report (as defined in the First Priority Lien Credit Agreement) that has been most recently delivered to the First Lien Administrative Agent.

“Response” has the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer (or other financial officer), or Vice President, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.05.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Entity” means (a) a Sanctioned Country, (b) an agency of any Sanctioned Country, (c) an organization directly or indirectly controlled by a Sanctioned Person or Sanctioned Country, or (d) a Sanctioned Person.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly controlled by any Sanctioned Person or Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Administrative Agent” means Morgan Stanley Senior Funding, Inc. or any other “Second Lien Administrative Agent” as defined in the Intercreditor Agreement.

“Second Lien Credit Agreement” means the Senior Secured Term Loan Agreement dated as June 2, 2015 among the Borrower, the Second Lien Administrative Agent and the lenders party thereto, together with all amendments, modifications and supplements thereto or replacements or restatements thereof on or prior to the Effective Date and all further amendments, modifications and supplements thereto or replacements or restatements thereof permitted by the Intercreditor Agreement.

“Second Lien Loan Documents” means the “Loan Documents” as defined in the Second Lien Credit Agreement or any other “Second Lien Loan Documents” as defined in the Intercreditor Agreement, in each case, together with all amendments, modifications and supplements thereto permitted by the Intercreditor Agreement.

“Secured Parties” means the Administrative Agent, the Lenders and to the extent permitted under the terms of any of the Loan Documents, any other Person owed Obligations.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. §§ 77a-77aa), as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreements” means one or more security agreements, in substantially similar form as the security agreement delivered in connection with the Second Lien Credit Agreement (with such modifications necessary to reflect the terms of this Agreement and the other Loan Documents), executed by the Borrower or any Restricted Subsidiary, as the same may be amended, modified, partially released, or supplemented from time to time.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreements, (d) the Security Agreements, (e) the Control Agreement, (f) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements, the Security Agreements, or the Mortgages, and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Senior Secured Credit Agreements” means the First Lien Credit Agreement and the Second Lien Credit Agreement, each including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof with other revolving credit facilities with banks or other institutional lenders that replace, refund or refinance any part of the loans or commitments thereunder, including any such replacement, refunding or refinancing revolving credit facility that increases the amount borrowable thereunder or alters the maturity thereof.

“Senior Unsecured Notes” means the Existing Senior Unsecured Notes Debt.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Borrower (whether outstanding on the Effective Date or thereafter Incurred) which is expressly subordinated in right of payment to the Loans pursuant to a written agreement.

“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a Guarantor, including any Person that is required after the Effective Date to guarantee the Loans pursuant to Section 5.09, in each case until a successor replaces such Person pursuant to the applicable provisions of this Agreement and, thereafter, means such successor.

“Successor Company” has the meaning assigned to such term in Section 6.06(a)(i).

“Tax Amount” means, for any period, the combined federal, state and local income taxes, including estimated taxes, that would be payable by the Borrower if it were a Texas corporation filing separate tax returns with respect to its Taxable Income for such period; provided that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if the Borrower were a Texas corporation shall be taken into account; provided, further, that, if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from the Borrower’s reorganization as, or change in the status to, a corporation for tax purposes.

“Taxable Income” means, for any period, the taxable income or loss of the Borrower for such period for U.S. federal income tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the (a) the execution, delivery and performance by the Loan Parties of this Agreement and the Loan Documents, (b) the making of the Loans deemed made on the Closing Date pursuant to the Exchange Offer, (c) consummation of the Exchange Offer and (d) the payment of related fees and expenses.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially similar form as the corresponding transfer letters delivered in connection with the Second Lien Credit Agreement (with such modifications necessary to reflect the terms of this Agreement and the other Loan Documents) and executed by the Borrower or any Restricted Subsidiary executing a Mortgage, as each of the same may be amended, modified or supplemented from time-to-time.

“Treasury Rate” means, as of any prepayment date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the second anniversary of the Closing Date; provided, however, that if the period from the prepayment date to the second anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the prepayment date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Borrower will (a) calculate the Treasury Rate as of the second Business Day preceding the applicable prepayment date and (b) prior to such prepayment date deliver to the Administrative Agent an Officers’ Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States” and “U.S.” means the United States of America.

“Unrestricted Subsidiary” means (a) LEADS Resources, LLC, (b) Louisiana Exploration & Acquisition Partnership, LLC, (c) Alta Mesa Drilling, LLC, (d) Sundance Acquisition, LLC, (e) TE TMR, LLC, (f) TMR Equipment, LLC, (g) FBB Anadarko, LLC, (h) New Exploration Technologies Co., LLC, (i) Brayton Resources, L.P., (j) Brayton Management GP, LLC, (k) Brayton Resources II, L.P., (l) Brayton Management GP II, LLC, (m) Orion Operating Company, LP, and (n) any other Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in compliance with Section 5.09.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(f)(ii)(B)(3).

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or other shares required by applicable law to be held by a Person other than the Borrower or another Wholly-Owned Subsidiary) is owned by the Borrower or another Wholly-Owned Subsidiary.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06 hereof, means the most recent audited financial statements of the Borrower). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 hereof most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06 hereof, used in the preparation of the most recent audited financial statements of the Borrower). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Majority Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.

Section 1.04 [Reserved].

Section 1.05 Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE II

TERM LOAN FACILITY

Section 2.01 Loans.

(a) Making of Term Loans. On the Closing Date, upon satisfaction of the applicable conditions precedent set forth in Section 3.02, each Initial Lender severally agrees to deliver Existing Indebtedness to the Borrower in exchange for Loans in a principal amount for each such Initial Lender set forth opposite its name on Schedule II hereto. The indebtedness of the Borrower to each Lender resulting from the Loans owing to such Lender shall, if requested by such Lender, be evidenced by a Note of the Borrower payable to such Lender. Amounts paid or prepaid in respect of the Loans may not be reborrowed. In the event of any conflict between any Note and the Register, the Register shall control.

(b) Borrowing Mechanics for Loans. Each Initial Lender shall deliver and exchange Existing Indebtedness (through the Automated Tender Offer Program of The Depository Trust Company) held by it in an amount set forth in the Joinder delivered by such Initial Lender in connection with the Exchange Offer. Each Initial Lender that has taken the actions described in the preceding sentence shall be deemed to have made on the Closing Date, and shall have made, a Loan in an aggregate principal amount set forth opposite its name on Schedule II. Each Initial Lender shall execute a Joinder on or prior to the third Business Day prior to the Closing Date. For the avoidance of doubt, the cashless exchange of Loans for Existing Indebtedness pursuant to the Exchange Offer described in this Section 2.01 shall be the only means by which the Lenders shall make the Loans hereunder, and nothing in this Agreement shall (i) require any Lender to make its Loans by making funds available to the Administrative Agent or the Borrower or (ii) require the Administrative Agent to make any Loans or make funds available to the Borrower (including, without limitation, in the event that any Lender fails to meet its obligations, if any, to make Loans or funds available to the Borrower pursuant to Section 9.19 hereof). The Administrative Agent shall have no obligation to monitor each Initial Lender’s compliance with the foregoing borrowing mechanics, and shall conclusively rely on Schedule II hereto in preparing the initial Register on the Closing Date.

Section 2.02 [Reserved].

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 Prepayment of Loans.

(a) Optional. The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with Section 2.06(b) and the payment of any premium or penalty in accordance with Section 2.06(d). Amounts prepaid on the account of the Loans may not be reborrowed.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent in writing of any optional prepayment hereunder, not later than 12:00 noon, New York City time, three Business Days before the date of such optional prepayment. Each such notice shall be irrevocable and shall specify the optional prepayment date, the principal amount of the Loan to be prepaid, accrued interest due under Section 2.10 and other amounts to be paid in connection therewith. Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof. Prepayments shall be made as provided in Section 2.11 and shall include any amounts due under Section 2.10.

(c) Mandatory Offer to Prepay.

(i) In the event any Asset Disposition occurs, except as provided in the next paragraph, the Borrower shall apply an amount equal to 100% of the Net Available Cash from such Asset Disposition, within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, by the Borrower or such Restricted Subsidiary, as the case may be to:

(A) to prepay, repay, redeem or purchase (i) obligations under the Senior Secured Credit Agreements or (ii) if the assets or property disposed of were not Collateral, any other Indebtedness (other than intercompany Indebtedness, Subordinated Obligations Capital Stock or Indebtedness owed to an Affiliate of the Borrower); provided, however, that, in connection with any prepayment, repayment, redemption or purchase of Indebtedness pursuant to this clause (A), the Borrower or such Restricted Subsidiary will cause the related commitment to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed or purchased; or

(B) to invest in Additional Assets (provided that, in the case of Additional Assets, if the assets or property disposed of was Collateral, such Additional Assets shall also be in the form of Collateral) or to make capital expenditures in the Oil and Gas Business;

provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) above, the Borrower and its Restricted Subsidiaries may temporarily reduce revolving credit Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” Not later than the 360th day from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Borrower shall be required to make an offer (an “Asset Disposition Offer”) to all Lenders and, to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Borrower to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to prepay the maximum principal amount of Loans and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be prepaid or repurchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or, in the event such Pari Passu Indebtedness was issued with original issue discount, 100% of the accreted value thereof) of the Loans and Pari Passu Notes plus accrued and unpaid interest, if any (or in respect of such Pari Passu Notes, such lesser price, if any, as may be provided for by its terms), to the date of prepayment or purchase (subject to the right of Lenders or holders of record of such Pari Passu Notes on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in this Agreement or the agreements governing the Pari Passu Notes, as applicable, in each case in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof. If the aggregate principal amount of Loans not rejected by Lenders in accordance with Section 2.06(c)(iii) and other Pari Passu Notes surrendered by holders, collectively, exceeds the amount of Excess Proceeds, the Loans shall be repaid on a pro rata basis on the basis of the aggregate principal amount of Loans not rejected by Lenders in accordance with Section 2.06(c)(iii) along with Pari Passu Notes tendered for repurchase. To the extent that the aggregate amount of Loans not rejected by Lenders in accordance with Section 2.06(c)(iii) and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Borrower and its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Agreement. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(ii) In the event a Change of Control shall occur the Borrower shall offer to prepay 100% of the outstanding Loans in accordance with Section 2.06(c)(iii) on the date (which shall be no earlier than 30 days nor later than 60 days from the date the notice thereof is provided by the Borrower in accordance with Section 2.06(c)(iii) below) (the “Change of Control Offer”). Borrower shall not be required to make a Change of Control Offer upon a Change of Control if any other Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the this Section 2.06(c) applicable to a Change of Control Offer made by the Borrower and prepays all Loans not rejected by Lenders in accordance with Section 2.06(c)(iii) under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(iii) The Borrower shall give written notice to the Administrative Agent of any Asset Disposition Offer or Change of Control Offer by 12:00 noon, New York City time, fifteen (15) Business Days prior to the date on which such payment is due (in the case of an Asset Disposition Offer) or within 30 days following any Change of Control (in the case of a Change of Control Offer), unless the Borrower has previously or concurrently exercised its right to prepay all of the Loans pursuant to Section 2.06(c)(i) above. Such notice shall state that the Borrower is offering to make or will make such prepayment on or before the date specified in Section 2.06(c)(i) or (ii), as applicable (each, a “Prepayment Date”) and shall specify the Prepayment Date, the principal amount of the Loan to be prepaid, accrued interest due under Section 2.10 and other amounts to be paid in connection therewith. Once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in the last sentence of each of Section 2.06(c)(ii) and this Section 2.06(c)(iii)). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall promptly give notice to each Lender of the prepayment offer, the Prepayment Date and of such Lender’s Pro Rata Share of the prepayment. Each Lender may elect (in its sole discretion) to decline all or any part of its Pro Rata Share of any mandatory prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 a.m. (New York City time), on the date that is five (5) Business Days after the date that the Administrative Agent sends notice to such Lender regarding such prepayment. If a Lender fails to deliver a notice of election declining receipt of its Pro Rata Share of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Pro Rata Share of the total amount of such mandatory prepayment of Loans. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall promptly notify the Borrower of such election. Any amount so declined by any Lender shall be retained by the Borrower and the Restricted Subsidiaries and/or applied by the Borrower or any of the Restricted Subsidiaries in any manner not inconsistent with the terms of this Agreement.

(iv) Each prepayment of Loans pursuant to this Section 2.06(c) shall be (A) applied ratably to the outstating principal amount of the Loans in accordance with each Lender’s Pro Rata Share thereof, and (B) accompanied by accrued interest to the extent required by Section 2.10.

(d) Prepayment Premium.

(i) All optional prepayments of Loans permitted under Section 2.06(a) made after the second anniversary of the Closing Date but prior to the Maturity Date shall be accompanied by an amount equal to the aggregate principal amount of the Loans being prepaid multiplied by the Prepayment Premium then in effect.

(ii) All optional prepayments of Loans permitted under Section 2.06(a) made on or prior to the second anniversary of the Closing Date shall be accompanied by an amount equal to the Make Whole Premium; provided, however, that prior to the second anniversary of the Closing Date, the Borrower may, at its option, on any one or more occasions prepay up to 35% of the aggregate principal amount of the Loans with the Net Cash Proceeds of one or more issuances of Equity Interests and such prepayments shall be accompanied by an amount equal to the aggregate principal amount of the Loans being prepaid multiplied by 10.625% in lieu of the Make Whole Premium; provided, further, that (1) at least 65% of the original aggregate principal amount of the Loans must remain outstanding after each such prepayment and (2) such prepayment occurs within 120 days of the date of the closing of such issuance of Equity Interests.

(iii) All mandatory prepayments of the Loan required pursuant to Section 2.06(c)(ii) shall be accompanied by an amount equal to the aggregate principal amount of the Loans being prepaid multiplied by 1.00%. For the avoidance of doubt, there shall be no other prepayment penalty or premium payable in respect of a prepayment under Section 2.06(c)(ii).

(e) Interest to be Paid with Prepayments. Prepayments pursuant to this Section 2.06 shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.07 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Loan, together with any accrued interest on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.08 [Reserved].

Section 2.09 Fees.

(a) Reserved.

(b) Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in the Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Administrative Agent).

Section 2.10 Interest.

(a) Applicable Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at a fixed rate per annum equal at all times to 10.625%, payable quarterly in arrears on the last Business Day of each fiscal quarter.

(b) Post-Default Rate. Notwithstanding the foregoing, if any principal of, or interest on, any Loan hereunder is not paid when due, whether at Stated Maturity, upon acceleration or otherwise, such past due amounts shall bear interest, after as well as before judgment, at the rate of 11.625% per annum, but in no event to exceed the Maximum Rate.

(c) Usury Recapture.

(i) If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents that are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts that were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under this Section 2.10 shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

(iii) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF EACH LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF ANY LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION THAT CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELLED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT SUCH LENDER’S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE LOANS MADE HEREUNDER BY SUCH LENDER OR BE REFUNDED TO THE BORROWER.

Section 2.11 Payments and Computations.

(a) Payment Procedures. The Borrower shall make each payment under the Loan Documents not later than 12:00 p.m. (noon) (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the Administrative Office in same day funds without deduction, setoff, or counterclaim of any kind. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Section 2.13, 9.04 or 9.07, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest and fees shall be made by the Administrative Agent, on the basis of a year of 360 days for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c) Non Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

Section 2.12 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Loans made by it in excess of its Pro Rata Share of payments on account of the Loans obtained by all the, such Lender shall notify the Administrative Agent in writing and forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 2.12 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.12 shall apply).

Section 2.13 Taxes.

(a) Defined Terms. For purposes of this Section 2.13, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender, (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or any successor form);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY(or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement or, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Documents.

ARTICLE III

CONDITIONS

Section 3.01 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that the Borrower and the Administrative Agent shall have executed this Agreement and the Administrative Agent shall have received the Agent Fee Letter and this Agreement duly executed by all the parties thereto.

Section 3.02 Conditions Precedent to Closing and Settlement. The obligations of the Initial Lenders to make their Loans on the Closing Date in exchange for Existing Indebtedness pursuant to the Exchange Offer are subject to the conditions precedent that:

(a) Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, and where applicable, in sufficient copies for each Lender:

(i) the Guaranties, the Pledge Agreement, the Security Agreement and the Intercreditor Agreement;

(ii) a favorable opinion of the Borrower’s and the Restricted Subsidiaries’ counsel dated as of the Closing Date;

(iii) copies, certified as of the Closing Date by a Responsible Officer of the Borrower of (A) the resolutions of the board of directors of the General Partner, as general partner of the Borrower, approving the Loan Documents to which the Borrower is a party, (B) the Partnership Agreement, (C) the certificate of limited partnership of the Borrower duly certified by the Secretary of State of the State of Texas, (D) the limited liability company agreement of the General Partner, (E) the certificate of formation of the General Partner duly certified by the Secretary of State of the State of Texas, and (F) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Loan Documents;

(iv) certificates of a Responsible Officer of the Borrower certifying the names and true signatures of the officers authorized to sign this Agreement, the Notes, and the other Loan Documents to which the Borrower is a party;

(v) copies, certified as of the Closing Date by a Responsible Officer or the secretary or an assistant secretary of each Restricted Subsidiary (other than any Immaterial Subsidiaries), of (A) the resolutions of the board of directors or managers (or other applicable governing body) of such Restricted Subsidiary approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation (or organization) of such Restricted Subsidiary certified by the Secretary of State for the state of organization, (C) the bylaws or other governing documents of such Restricted Subsidiary, and (D) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Restricted Subsidiary is a party;

(vi) a certificate of a Responsible Officer of each Restricted Subsidiary (other than any Immaterial Subsidiaries) certifying the names and true signatures of officers of such Restricted Subsidiary authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Restricted Subsidiary is a party;

(vii) certificates of good standing for the Borrower, the General Partner, and each Restricted Subsidiary (other than any Immaterial Subsidiaries) in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not sooner than 14 days prior to the Closing Date or (B) otherwise effective on the Closing Date;

(viii) a certificate dated as of the Closing Date from the Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects as of the expiration of the Exchange Offer (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time); (B) no Default has occurred and is continuing; and (C) the conditions in clauses (c) - (f) and (j) of this Section 3.02 have been met;

(ix) appropriate UCC-1 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(x) evidence that the Equity Interests required in connection with the Pledge Agreements and powers executed in blank for each such certificate have previously been delivered to the First Lien Administrative Agent;

(xi) a certificate of the chief financial officer of the Borrower, attesting to the Solvency of the Borrower and its Restricted Subsidiaries taken as a whole; and

(xii) copies of the thirteenth amendment to the First Lien Credit Agreement and the first amendment to the Second Lien Credit Agreement, in each case duly executed by each party thereto.

(b) Notes. If requested by such Lender at least one Business Day prior to the Closing Date, such Lender shall have received a Note payable to such Lender in the amount of its Loan.

(c) Payment of Fees and Expenses. On or prior to the Closing Date, the Borrower shall have paid the fees required by Section 2.09 and all costs and expenses that have been invoiced and are payable pursuant to Section 9.04.

(d) No Default. No Default shall have occurred and be continuing.

(e) Representations and Warranties. The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all material respects as of the expiration of the Exchange Offer (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time); provided that, in any event, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(f) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered in connection with this Agreement or any transaction contemplated hereby.

(g) Notice of Funding. The Administrative Agent shall have received a Notice of Funding from the Borrower in the form of Exhibit D, with appropriate insertions and executed by a duly authorized Responsible Officer of the Borrower.

(h) USA PATRIOT Act. The Administrative Agent shall have received prior to the Closing Date, all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(i) UCC Searches. The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the other Loan Parties other than those being released on or prior to the Closing Date or Permitted Liens.

(j) Exchange Offer. On the Closing Date and substantially concurrently with the incurrence of the Loans, all of the conditions in respect of the Exchange Offer (other than conditions that by their nature will be satisfied by the deemed funding of the Loans on the Closing Date) shall have been satisfied or waived by the Loan Parties, in each case without giving effect to any amendments or waivers to the Exchange Offer that would reasonably be expected to have a material adverse effect on the Lenders.

(k) Joinders. The Administrative Agent shall have received an executed Joinder from each Initial Lender.

(l) Loan Schedule. The Borrower shall have delivered an updated Schedule II to the Administrative Agent reflecting the Loans to be made by each of the Initial Lenders on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.01 Existence; Restricted Subsidiaries. Except for such matters that could not reasonably be expected to result in a Material Adverse Change, (I) the Borrower is (a) a limited partnership duly organized and validly existing under the laws of Texas and (b) in good standing and qualified to do business as a foreign corporation in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, (II) each Restricted Subsidiary of the Borrower is (a) duly organized, validly existing, and in good standing (if applicable) under the laws of its jurisdiction of formation and (b) in good standing and qualified to do business as a foreign corporation or other foreign business entity in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, and (III) as of the date of this Agreement, the Borrower has no Subsidiaries other than those listed on Schedule 4.01 and the Borrower owns no other Equity Interests in any Person except in such Subsidiaries and otherwise as set forth on Schedule 4.01.

Section 4.02 Power. The execution, delivery, and performance by the Borrower and by each Restricted Subsidiary of this Agreement, the Notes, and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, (a) are within the Borrower’s and such Restricted Subsidiaries’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower’s or any Restricted Subsidiary’s certificate or articles of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Restricted Subsidiary, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. The incurrence of the Loans and the use of the proceeds of such Loans will be within the Borrower’s governing powers, will have been duly authorized by all necessary partnership action, will not contravene (i) the Borrower’s certificate of limited partnership, limited partnership agreement, or other organizational documents, or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.03 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party, or by each Restricted Subsidiary of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby, including the Transactions, except for (a) the filing of UCC-1 Financing Statements and the Mortgages in state and county filing offices and (b) those consents and approvals that have been obtained or made on or prior to the date of this Agreement and that are in full force and effect. At the time of the incurrence of the Loans no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such incurrence or the use of the proceeds of such Loan except for (i) the filing of any additional UCC-1 Financing Statements and the Mortgages in state and county filing offices and (ii) those consents and approvals that have been obtained or made on or prior to the date of such Loan, which are, as of the date of such Loan, in full force and effect.

Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the other Loan Documents to which each Restricted Subsidiary is a party have been duly executed and delivered by such Restricted Subsidiary. Each Loan Document is the legal, valid, and binding obligation of the Borrower and each Restricted Subsidiary that is a party to it, enforceable against the Borrower and each such Restricted Subsidiary in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.05 True and Complete Disclosure. All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and its Restricted Subsidiaries in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time.

Section 4.06 Litigation; Compliance with Laws.

(a) There is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Restricted Subsidiaries before any court, Governmental Authority or arbitrator that could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any of its Restricted Subsidiaries which seeks to adjudicate the Borrower or any of its Restricted Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b) The Borrower and its Restricted Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders, and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. The offer, sale, and issuance of all outstanding Equity Interests in the Borrower have been made in compliance in all material respects with all applicable Legal Requirements, including, without limitation, federal and state Legal Requirements relating to the offer and sale of securities.

Section 4.07 Use of Proceeds. The proceeds of the Loans will be used by the Borrower for the purposes described in Section 5.07. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulations T, U or X.

Section 4.08 Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.09 Condition of Property. Each of the Borrower and its Restricted Subsidiaries has good and defensible title to, or a valid leasehold interest in, or has the right to use pursuant to valid licenses, all of its Oil and Gas Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens, except for Permitted Liens. The material Properties owned or leased by the Borrower or any of its Restricted Subsidiaries in the continuing operations of the Borrower and each of its Restricted Subsidiaries are in good repair, working order and operating condition (subject to normal wear and tear).

Section 4.10 Liens; Titles, Leases, Etc.. None of the Property of the Borrower or any of the Restricted Subsidiaries is subject to any Lien other than Permitted Liens. Other than the actions specified in Section 5.11, on the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions. Other than to the extent such could not reasonably be expected to cause a Material Adverse Change, all leases and agreements for the conduct of business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by the Borrower or any Restricted Subsidiary, or to the Borrower’s knowledge, by any of the other parties thereto, under any such leases or agreements. Neither the Borrower nor any of its Restricted Subsidiaries is a party to any agreement or arrangement (other than this Agreement, the Security Instruments, the First Lien Loan Documents, the Second Lien Loan Documents and the Existing Senior Unsecured Notes Indenture), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Properties.

Section 4.11 Solvency and Insurance. Before and after giving effect to the making of the initial Loans, the Borrower and each of its Restricted Subsidiaries is Solvent. Furthermore, each of the Borrower and its Restricted Subsidiaries carry insurance required under Section 5.02 of this Agreement.

Section 4.12 OFAC, etc..

(a) The Borrower has taken appropriate measures to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (i) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (x) is a Sanctioned Person, (y) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the

United States (50 U.S.C. App. §§ 1 et seq.), or (z) is in violation of any Anti-Terrorism/Money Laundering Law. Each Credit Party is in compliance with the Patriot Act.

(b) Neither the Borrower nor any of its Subsidiaries (i) has its assets located in any Sanctioned Country or any Sanctioned Entity, (ii) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities, (iii) is, or will become, a Sanctioned Person or a Sanctioned Entity, or (iv) engages or will engage in any transaction with any Sanctioned Person or Sanctioned Entity.

(c) No Loan, use of proceeds of any Loan, or other transaction contemplated by this Agreement will (i) be used, directly or indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity or otherwise violate applicable Sanctions, or (ii) violate any Anti-Corruption Law or any Anti-Terrorism/Money Laundering Law.

Section 4.13 No Default. Neither the Borrower nor any of its Restricted Subsidiaries is in default in any material respect under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Restricted Subsidiary is a party. Neither the Borrower nor any of its Restricted Subsidiaries has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Restricted Subsidiary is a party.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower agrees to comply with the following covenants.

Section 5.01 Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Restricted Subsidiaries to comply, in all material respects with all applicable Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Restricted Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower or any of its Restricted Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such Legal Requirements by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties.

Section 5.02 Maintenance of Insurance.

(a) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations, or organizations reasonably satisfactory to the Administrative Agent, covering such casualties, risks, perils, liabilities and other hazards reasonably required by the Administrative Agent. In addition, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.

(b) All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent. No later than sixty (60) days after the Closing Date, all policies of insurance shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee or shall name the Administrative Agent as an additional insured, as applicable, in each case, in form and substance customary for comparable secured oil and gas loan transactions. The Borrower shall furnish the Administrative Agent with a certificate of insurance or a certified copy of all policies of insurance required. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Restricted Subsidiary or any party holding under the Borrower or a Restricted Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Restricted Subsidiaries. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ (or 10 days in the case of any failure to pay premiums or other amounts under such policies) prior written notice to the Administrative Agent.

Section 5.03 Preservation of Corporate Existence, Etc. The Borrower shall (a) preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its limited partnership, corporate or limited liability company, as applicable, existence (except as otherwise permitted pursuant to Section 6.06), rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and (b) qualify and remain qualified, and cause each such Restricted Subsidiary to qualify and remain qualified, as a foreign corporation or such other foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

Section 5.04 Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Restricted Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05 Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Restricted Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Restricted Subsidiary and (b) discuss the affairs, finances and accounts of the Borrower and any such Restricted Subsidiary with any of their respective officers or directors.

Section 5.06 Reporting Requirements.

(a) Whether or not the Borrower is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Borrower will deliver to the Administrative Agent and will make available to the Lenders without cost, by posting the same on its website for public availability, the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation that would be due after the Closing Date, within the time periods specified therein with respect to a non-accelerated filer.

(i) This covenant will not impose any duty on the Borrower under the Sarbanes-Oxley Act of 2002 and the related SEC rules that would not otherwise be applicable.

(ii) If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the financial information required will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in any accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(b) The Borrower shall deliver to the Administrative Agent annually on or before April 1 of each calendar year, beginning April 1, 2016, an Officers’ Certificate certifying that, subject to Section 5.11(a), as of the date of such certificate, the Collateral includes proven Oil and Gas Properties constituting not less than 90% of the PV-9 value of Proven Reserves attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, as evaluated in the Reserve Report.

(c) The Borrower shall deliver to the Administrative Agent within thirty days after the occurrence of a Default, an Officers’ Certificate setting forth the details of such Default, and what action the Borrower is taking or proposing to take with respect thereto.

(d) The Borrower shall furnish to the Administrative Agent such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Restricted Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request. The Administrative Agent will make available to the Lenders copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

(e) The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if the Borrower has indicated that any document or notice required to be delivered pursuant to this Section 5.06 or otherwise are being distributed through Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”), contains Private-Side Information, such document or notice shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.06 or otherwise contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders. The Administrative Agent shall have no obligation to determine whether any information provided by the Borrower contains Private-Side Information, and shall have no liability to any Lender for any related disclosure of Private-Side Information.

Section 5.07 Use of Proceeds. The Borrower will use the proceeds of the Loans made on the Closing Date only for the purposes specified in the introductory statement to this Agreement.

Section 5.08 Further Assurances; Cure of Defects. The Borrower shall, and shall cause each Restricted Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement and, subject to the terms of the Intercreditor Agreement and Section 5.11, to ensure that the Administrative Agent has an Acceptable Security Interest in any Property (other than Excluded Property) of the Borrower or any Restricted Subsidiary now owned or hereafter acquired, and further, shall promptly after receipt of a written request from the Administrative Agent, comply with such request; provided that (a) in no event shall the Administrative Agent be permitted to request or the Borrower be required to grant an Acceptable Security Interest in any Oil and Gas Properties that exceeds 90% (by value) (or such greater percentage if required under any First Lien Loan Document or any Second Lien Loan Document) of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties, and (b) the Borrower shall cause the Administrative Agent to, at all times and without any requirement of a written request from the Administrative Agent, have an Acceptable Security Interest in at least 90% (by value) (or such greater percentage if required under any First Lien Loan Document or any Second Lien Loan Document) of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties. The Borrower hereby authorizes the Administrative Agent to file (though the Administrative Agent shall have no duty to so file) any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each Restricted Subsidiary (other than any Immaterial Subsidiaries) to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments necessary or reasonably requested by the Administrative Agent to comply with or accomplish the covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

Section 5.09 Designations with Respect to Subsidiaries.

(a) Any newly acquired or formed Subsidiary shall be deemed a Restricted Subsidiary unless designated by Borrower as an Unrestricted Subsidiary in accordance with the terms of this Section 5.09(a).

(i) The Borrower may not acquire or form any such new Restricted Subsidiary nor may it designate any Unrestricted Subsidiary as a Restricted Subsidiary unless each of the following conditions are satisfied:

(A) immediately before and after giving effect to such acquisition, formation or designation of a Restricted Subsidiary, no Default or Event of Default shall exist and be continuing;

(B) after giving effect to such acquisition, formation or designation of a Restricted Subsidiary, the Borrower would be permitted to incur at least $1 of additional Indebtedness in accordance with the provisions of Section 6.02(a);

(C) as promptly as practicable after the acquisition, formation or designation of a Restricted Subsidiary, such Restricted Subsidiary (other than any Immaterial Subsidiary) shall execute and deliver to the Administrative Agent a Guaranty, a Pledge Agreement, a Security Agreement, and a Mortgage, and such other Security Instruments as the Majority Lenders may reasonably request and the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement (or a supplement to an existing Pledge Agreement) pledging 100% of the Equity Interest of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed powers in blank, if applicable;

(D) as promptly as practicable after the acquisition, formation or designation of a Restricted Subsidiary (other than any Immaterial Subsidiary), the Borrower or such Restricted Subsidiary shall have delivered such certificates, opinions of counsel, title opinions, or other documents as the Majority Lenders may reasonably request relating to such Restricted Subsidiary; and

(E) the Borrower shall otherwise be in compliance with Section 5.08.

(ii) Contemporaneously with the delivery of the documents and agreements required under Section 5.09(a)(i)(C) above, the Borrower shall deliver to the Administrative Agent and each Lender, a certificate of a Responsible Officer of Borrower stating the effective date of such designation and stating that the foregoing conditions have been satisfied.

(b) The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Borrower which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) on the date of such designation, such designation and the Investment of the Borrower or a Restricted Subsidiary in such Subsidiary complies with Section 6.05;

(4) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock of such Person or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(5) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries; and

(6) such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary with terms less favorable to the Borrower or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Borrower.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Borrower could Incur at least $1.00 of additional Indebtedness under Section 6.02(a)(i) on a pro forma basis taking into account such designation.

In the case of the acquisition, formation or designation of a Restricted Subsidiary, such new Restricted Subsidiary shall be deemed to have made or acquired all Investments owned by it and incurred all Indebtedness and other obligations owing by it and all Liens to which it or any of its properties are subject, on the date of such designation, acquisition, or formation.

Section 5.10 Designation of Senior Debt. The Borrower shall, and shall cause each Restricted Subsidiary to, designate all Obligations as “designated senior indebtedness” under any subordinated note or indenture documents applicable to it, to the extent provided for therein, including but not limited to the Senior Unsecured Notes.

Section 5.11 Post-Closing Deliverables.

(a) Mortgages. Within sixty (60) days after the Closing Date, the Borrower will deliver to the Administrative Agent (i) copies of the Mortgages duly executed by all of the parties thereto which collectively encumber at least 90% of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties, each other Security Instrument and each of the other Loan Documents, and all attached exhibits and schedules, (ii) written opinions of local counsel in each of the State of Texas, State of Idaho, the State of Louisiana, and the State of Oklahoma, such written opinions to (x) confirm the enforceability of the Mortgage in such jurisdiction and such other customary matters provided in connection with the mortgages delivered in connection with the Second Lien Credit Agreement and (y) be addressed to the Administrative Agent and the Lenders. The Borrower and the other Loan Parties hereby instruct each such counsel to deliver such legal opinions and (iii) all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral (which shall include at least 90% of the PV-9 value of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties) and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(b) Control Agreement. Within sixty (60) days after the Closing Date, the Borrower will deliver to the Administrative Agent a copy of the Control Agreement duly executed by all the parties thereto.

(c) Insurance Certificates. Within sixty (60) days after the Closing Date, the Borrower will deliver to the Administrative Agent insurance certificates naming the Administrative Agent as loss payee or additional insured, as applicable, and evidencing insurance that meet the requirements of this Agreement and the Security Instruments have been previously provided to the Administrative Agent, in each case, in form and substance customary for comparable secured oil and gas loan transactions.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower agrees to comply with the following covenants.

Section 6.01 Limitation on Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), including any income or profits therefrom, whether owned on the date of this Agreement or acquired after that date, which Lien is securing any Indebtedness.

Section 6.02 Limitation on Indebtedness and Preferred Stock Debts, Guaranties, and Other Obligations.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and the Borrower will not permit any of its Restricted Subsidiaries to issue Preferred Stock; provided, however, that the Borrower and any of the Subsidiary Guarantors may Incur Indebtedness and issue Preferred Stock if on the date thereof;

(i) the Consolidated Coverage Ratio for the Borrower and its Restricted Subsidiaries is at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of proceeds); and

(ii) no Default would occur as a consequence of, and no Event of Default would be continuing following, Incurring the Indebtedness or its application.

(b) Section 6.02(a) will not prohibit the Incurrence of the following;

(i) (A) the Indebtedness in respect of the First Lien Credit Agreement that is subject to the terms of the Intercreditor Agreement up to an aggregate principal amount outstanding at any one time not to exceed the Borrowing Base in effect at the time of Incurrence and (B) the Indebtedness in respect of the Second Lien Credit Agreement that is subject to the terms of the Intercreditor Agreement up to an aggregate principal amount outstanding at any one time not to exceed $125,000,000;

(ii) guarantees of Indebtedness Incurred in accordance with the provisions of this Agreement; provided that in the event such Indebtedness that is being guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related guarantee shall be subordinated in right of payment to the Loans or the Guaranty to at least the same extent as the Indebtedness being guaranteed, as the case may be;

(iii) Indebtedness of the Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any Restricted Subsidiary; provided, however, that (a)(i) if the Borrower is the obligor on such Indebtedness and the obligee is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans and (ii) if a Subsidiary Guarantor is the obligor of such Indebtedness and the obligee is neither the Borrower nor a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Guaranty and (b)(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Restricted Subsidiary of the Borrower shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 6.02(b)(iii);

(iv) Indebtedness represented by (a) the Loans and all Subsidiary Guarantees thereof, (b) any Indebtedness (other than the Indebtedness described in Section 6.02(b)(i), (ii), (iv)(a) and (ix) outstanding on the Effective Date), (c) [reserved] and (d) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Section 6.02(b)(iv) or Section 6.02(b)(v) or Incurred pursuant to Section 6.02(a);

(v) Permitted Acquisition Indebtedness;

(vi) Indebtedness Incurred in respect of (a) self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar bonds provided by the Borrower or a Restricted Subsidiary in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of such obligations or bonds and (b) obligations represented by letters of credit for the account of the Borrower or a Restricted Subsidiary in order to provide security for workers’ compensation claims (in the case of both clauses (a) and (b) other than for an obligation for money borrowed);

(vii) Indebtedness of the Borrower or any Subsidiary Guarantor represented by Capitalized Lease Obligations (whether or not incurred pursuant to Sale/Leaseback Transactions) or other Indebtedness incurred or assumed in connection with the acquisition, construction, improvement or development of real or personal, movable or immovable, property, in each case Incurred for the purpose of financing, refinancing, renewing, defeasing or refunding all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Borrower or its Subsidiary Guarantors; provided that the aggregate principal amount incurred by the Borrower or any Subsidiary Guarantor pursuant to this Section 6.02(b)(vii) outstanding at any time shall not exceed the greater of (x) $25.0 million and (y) 2.5% of the Borrower’s Modified ACNTA; and provided further that the principal amount of any Indebtedness permitted under this Section 6.02(b)(vii) did not in each case at the time of incurrence exceed the Fair Market Value, as determined in accordance with the definition of such term, of the acquired or constructed asset or improvement so financed;

(viii) Indebtedness to the extent that the net proceeds thereof are promptly used to prepay 100% of the outstanding principal balance of the Loans;

(ix) in addition to the items referred to in Sections 6.02(b)(i) through (viii) above, Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (ix) and then outstanding, will not exceed the greater of (a) $35.0 million and (b) 5.0% of the Borrower’s Modified ACNTA.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 6.02:

(i) in the event an item of that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 6.02(a) and (b), the Borrower, in its sole discretion,

will classify such item of Indebtedness on the date of Incurrence and, subject to Section 6.02(c)(ii) below may later classify, reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.02;

(ii) any Indebtedness outstanding on the date of this Agreement under the Senior Secured Credit Agreements shall be deemed Incurred on the Effective Date under Section 6.02(b)(i);

(iii) guarantees of, or obligations in respect of letters of credit supporting, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv) the principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(v) Indebtedness permitted by this Section 6.02 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.02 permitting such Indebtedness; and

(vi) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of Statement of Financial Accounting Standard No. 133) will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.02.

The Borrower will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 6.02, the Borrower shall be in Default of this Section 6.02).

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.03 Limitation on Restrictions on Distributions from Restricted Subsidiaries Agreements Restricting Liens and Distributions. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(b) make any loans or advances to the Borrower or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(c) sell, lease or transfer any of its property or assets to the Borrower or any other Restricted Subsidiary.

The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Effective Date, including this Agreement, the Existing Senior Unsecured Notes Indenture and the Senior Secured Credit Agreements, each as in effect on such date;

(ii) any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Capital Stock or Indebtedness Incurred by a Person on or before the date on which such Person was acquired by the Borrower or another Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Borrower or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property so acquired;

(iii) any encumbrance or restriction contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Borrower and the Restricted Subsidiaries to realize the value of, property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary;

(iv) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (i) and (ii) or clause (ix) of this paragraph or this clause (iv) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clauses (i) and (ii) or clause (ix) of this paragraph or this clause (iv); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in the agreements governing the Indebtedness being refunded, replaced or refinanced;

(v) in the case of clause (c) of this Section 6.03, any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license (including licenses of intellectual property) or other contract;

(B) contained in mortgages, pledges or other security agreements permitted under this Agreement securing Indebtedness of the Borrower or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(C) contained in any agreement creating Hedging Obligations permitted from time to time under this Agreement;

(D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

(E) on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(F) with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

(vi) any encumbrance or restriction contained in (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations, in each case that are permitted under this Agreement and that impose encumbrances or restrictions of the nature described in clause (c) of this Section 6.03 on the property or assets so acquired, and any proceeds thereof;

(vii) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or other disposition of all or a portion of the Capital Stock or property or assets of such Restricted Subsidiary pending the closing of such sale or other disposition;

(viii) any encumbrance or restriction arising or existing by reason of applicable law or any applicable rule, regulation or order;

(ix) any encumbrance or restriction contained in agreements governing Indebtedness of the Borrower or any of its Restricted Subsidiaries permitted to be Incurred pursuant to an agreement entered into subsequent to the Effective Date in accordance with Section 6.02; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially less favorable to the Borrower taken as a whole, as determined by the Board of Directors of the Borrower in good faith, than the provisions contained in the Senior Secured Credit Agreements and in this Agreement as in effect on the Effective Date; and

(x) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under contracts or required by insurance, surety or bonding companies, in each case entered into or incurred in the ordinary course of business.

Section 6.04 Limitation on Sales of Assets and Subsidiary Stock. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(a) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (such Fair

Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the Capital Stock or other assets subject to such Asset Disposition;

(b) at least 75% of the consideration received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Additional Assets (provided that, in the case of Additional Assets, if the assets or property disposed of was Collateral, such Additional Assets shall also be in the form of Collateral), or any combination thereof; and

(c) the provisions of Section 2.06(c)(i) are complied with in connection with such Asset Disposition.

For the purposes of clause (b) of this Section 6.04, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness of the Borrower or Indebtedness of a Restricted Subsidiary (other than intercompany Indebtedness, Subordinated Obligations, Capital Stock or Indebtedness owed to an Affiliate of the Borrower) and the release of the Borrower or Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 30 days after receipt thereof.

The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless in the event such Asset Swap involves the transfer by the Borrower or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $20.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Borrower.

Section 6.05 Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(a) declare or pay any dividend or make any payment or distribution on or in respect of its Capital Stock (including any payment or distribution in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) except:

(i) dividends or distributions by the Borrower payable solely in Capital Stock of the Borrower (other than Disqualified Stock); and

(ii) dividends or distributions payable to the Borrower or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(b) purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Borrower or any direct or indirect parent of the Borrower held by Persons other than the Borrower or a Wholly-Owned Subsidiary;

(c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness permitted under Section 6.02(b)(iii) or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Restricted Investment referred to in clauses (a) through (d) is referred to herein as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default has occurred and is continuing (or would result therefrom);

(B) the Borrower is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 6.02(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Existing Bond Issue Date (other than under clauses (1), (2), (4), (5), (6), (7), (8), (9), (10), and (11) of the next paragraph) would exceed the sum of (the “Basket Amount”):

(i) 50% of Consolidated Net Income accrued on a cumulative basis for the period (treated as one accounting period) from October 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of any Capital Stock of Persons engaged primarily in the Oil and Gas Business or assets used in the Oil and Gas Business, in each case received by the Borrower from the issue or sale of its Capital Stock (other than Disqualified Stock) or from cash capital contributions subsequent to the Existing Bond Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to (x) a Subsidiary of the Borrower or (y) an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination));

(iii) the amount by which Indebtedness of the Borrower or its Restricted Subsidiaries is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Existing Bond Issue Date of any Indebtedness of the Borrower or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the Fair Market Value of any other property (other than such Capital Stock), distributed by the Borrower upon such conversion or exchange), together with the net proceeds, if any, received by the Borrower or any of its Restricted Subsidiaries upon such conversion or exchange; and

(iv) the amount equal to the aggregate net reduction in Restricted Investments made by the Borrower or any of its Restricted Subsidiaries in any other Person after the Existing Bond Issue Date resulting from:

(A) repurchases, repayments or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investments

(other than to a Subsidiary of the Borrower), or repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Borrower or any Restricted Subsidiary; and

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

1.	any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Borrower from the owners of its Capital Stock; provided that the Net Cash Proceeds from such sale of Capital Stock or capital contribution will be excluded from clause (C)(ii) of the preceding paragraph;

2.	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Borrower or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of Refinancing Indebtedness with respect to such Subordinated Obligations or Guarantor Subordinated Obligations permitted to be Incurred pursuant to Section 6.02.

3.	dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this Section 6.05; provided, however, that such dividends and distributions will be included in subsequent calculations of the Basket Amount; and provided further, however, that for purposes of clarification, this clause (3) shall not include cash payments in lieu of the issuance of fractional shares included in clause (8) below;

4.	the repurchase or other acquisition of Capital Stock (including options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock) of the Borrower held by any existing or former employees, officers or directors of the Borrower or the General Partner or any Restricted Subsidiary of the Borrower or their assigns, estates or heirs, in each case pursuant to the repurchase or other acquisition provisions under employee stock option or stock purchase plans or agreements or other agreements to compensate employees, officers or directors, in each case approved by the Borrower’s Board of Directors; provided that such repurchases or other acquisitions pursuant to this clause (4) will not exceed $2.0 million in the aggregate during any calendar year; and provided that the proceeds received from any such transaction will be excluded from clause (C)(ii) of the preceding paragraph;

5.	purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock;

6.	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 2.06(c)(ii) or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 2.06(c)(i); provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Borrower has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such Section with respect to the Loans and has completed the prepayment of all Loans not rejected by the applicable Lender in connection with such Change of Control Offer or Asset Disposition Offer;

7.	so long as no Default has occurred and is continuing, payments or distributions to dissenting equityholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets;

8.	cash payments in lieu of the issuance of fractional shares;

9.	the declaration and payment of scheduled or accrued dividends to holders of any class of or series of Disqualified Stock of the Borrower issued after the Closing Date in accordance with Section 6.02, to the extent such dividends are included in Consolidated Interest Expense;

10.	so long as the Borrower is treated for U.S. federal tax purposes as a disregarded entity or partnership, Permitted Tax Distributions; and

11.	so long as no Default has occurred and is continuing, Restricted Payments in an amount not to exceed $25.0 million in the aggregate since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the securities or other assets proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term. Not later than the date of making any Restricted Payment pursuant to clause (C) of the second preceding paragraph or clause (11) of the preceding paragraph, the Borrower shall deliver to the Administrative Agent an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 6.05 were computed and the Basket Amount after giving effect to such Restricted Payment.

In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (11) above or is entitled to be made pursuant to the first paragraph above, the

Borrower shall, in its sole discretion, classify such Restricted Payment and may later re-classify all or a portion of such Restricted Payment.

The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this Section 6.05 or under clause (11) of the second paragraph of this Section 6.05, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 6.06 Merger and Consolidation.

(a) The Borrower will not consolidate with or merge with or into or wind up into (whether or not it is the surviving Person), or sell, convey, transfer or lease all or substantially all its assets in one or more related transactions to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company, organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company will expressly assume, by assumption agreement, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of the Borrower under this Agreement and the other Loan Documents;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 6.02(a);

(iv) each Subsidiary Guarantor shall have (a) by reaffirmation agreement confirmed that its Guaranty shall apply to the Successor Company’s obligations in respect of this Agreement and the other Loan Documents and that its Guaranty shall continue to be in effect and (b) and by such other documents or instruments as may be required or as may be requested by the Administrative Agent, confirmed that its obligations under the Security Instruments shall continue to be in effect and such Subsidiary Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to create, preserve and protect an Acceptable Security Interest in favor of the Administrative Agent on the Collateral owned by such Subsidiary Guarantor;

(v) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such transaction and such assumption and reaffirmation agreements comply with this Agreement;

(vi) to the extent any assets or property of the Successor Company, or the Person that is merged, amalgamated or consolidated with or into the Successor Company, are property or assets of the type that would constitute Collateral under the Security Instruments and the Intercreditor Agreement, the Successor Company will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to an Acceptable Security Interest securing the Notes pursuant to the Indenture, the Security Documents and the Intercreditor Agreement in the manner and to the extent required by the Indenture or any of the Security Instruments and the Intercreditor Agreement and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Agreement and the other Loan Documents;

(vii) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Company shall (a) continue to constitute Collateral under this Agreement and the Security Instruments, (b) be subject to the Lien in favor of the Administrative Agent for the benefit of the Secured Parties and (c) not be subject to any Lien other than Permitted Liens; and

(viii) the Successor Company shall become a party to the Intercreditor Agreement by joinder or supplement.

For purposes of this Section 6.06, the sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the assets of one or more Subsidiaries of the Borrower, which assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Borrower.

Upon satisfaction of the foregoing requirements, as applicable, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Loan Documents; and its predecessor, except in the case of a lease of all or substantially all its assets, will be released from all obligations under this Agreement and the other Loan Documents.

Notwithstanding the preceding clause (iii), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its assets to the Borrower and the Borrower may consolidate with, merge into or transfer all or part of its assets to a Subsidiary Guarantor and (y) the Borrower may merge with an Affiliate formed solely for the purpose of reorganizing the Borrower in another jurisdiction.

(b) In addition, the Borrower will not permit any Subsidiary Guarantor to consolidate with or merge with or into, and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor to, any Person (other than the Borrower or another Subsidiary Guarantor) unless:

(i) either (A)(i) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by assumption agreement, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of the Subsidiary Guarantor under this Agreement and the other Loan Documents and (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; or (B) the transaction results in the release of the Subsidiary Guarantor from its obligations under its Guaranty in compliance with the terms hereof;

(ii) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such transaction and such assumption agreements comply with this Agreement; and

(iii) the Administrative Agent shall have received from the Borrower such other documents, filings and agreements necessary to maintain an Acceptable Security Interest in the Collateral.

Section 6.07 Limitation on Affiliate Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Borrower (an “Affiliate Transaction”) unless:

(a) the terms of such Affiliate Transaction are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(b) if such Affiliate Transaction involves an aggregate consideration in excess of $20.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Borrower having no personal stake in such transaction, if any (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (a) above); and

(c) if such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Board of Directors of the Borrower has received a written opinion from an independent investment banking, accounting, engineering or appraisal firm of nationally recognized standing that such Affiliate Transaction is fair, from a financial standpoint, to the Borrower or such Restricted Subsidiary or, in the case of non-financial transactions, is not less favorable to the Borrower or such Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 6.05;

(2) any issuance of Capital Stock (other than Disqualified Stock), or other payments, awards or grants in cash, Capital Stock (other than Disqualified Stock) or otherwise pursuant to, or the funding of, any employment, consulting, service or severance agreements or other compensation arrangements, options to purchase Capital Stock (other than Disqualified Stock) of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans or insurance and indemnification arrangements provided to or for the benefit of directors, officers and employees, in each case in the ordinary course of business and approved by the Board of Directors of the Borrower;

(3) any merger or other transaction with an Affiliate solely for the purpose of reincorporating or reorganizing the Borrower or any of its Restricted Subsidiaries in another jurisdiction or creating a holding company for the Borrower;

(4) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;

(5) any transaction between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries, and guarantees issued by the Borrower or a Restricted Subsidiary for the benefit of the Borrower or a Restricted Subsidiary, as the case may be, in accordance with Section 6.02;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Borrower to, or the receipt by the Borrower of any capital contribution from, the holders of its Capital Stock;

(7) indemnities of officers, directors and employees of the Borrower or any of its Restricted Subsidiaries permitted by charter, bylaw or statutory provisions;

(8) the payment of reasonable compensation and fees to officers or directors of the Borrower or any Restricted Subsidiary;

(9) any transaction with a joint venture or similar entity (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns, directly or indirectly, an equity interest in or otherwise controls such joint venture or similar entity; and

(10) the performance of obligations of the Borrower or any of its Restricted Subsidiaries under the terms of that certain Gas Gathering and Processing Agreement dated August 31, 2015, by and between Oklahoma Energy Acquisitions, LP, a subsidiary of Alta Mesa and Kingfisher Midstream LLC, that certain Crude Oil Gathering Agreement dated August 31, 2015, by and between Oklahoma Energy Acquisitions, LP, subsidiary of Alta Mesa and Kingfisher Midstream LLC and any other agreement to which the Borrower or any of its Restricted Subsidiaries is a party as of or on the Effective Date set forth on Schedule 6.07 as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Effective Date will be permitted only to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Lender than the terms of the agreements in effect on the Effective Date.

Section 6.08 Payments for Consent. Neither the Borrower nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the other Loan Documents unless such consideration is offered to be paid or is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Section 6.09 Business Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

Section 6.10 Organizational Documents, Name Change; Change in Accounting; First Lien Loan Documents. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, or amend its name or change its jurisdiction of incorporation, organization or formation without prior written notice to the Administrative Agent. The Borrower and the Guarantors shall not, and shall not permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (and then subject to Section 1.03), or change the fiscal year of the Borrower or of any Restricted Subsidiary. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend, supplement, modify or restate or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the First Lien Loan Documents or Second Lien Loan Documents if such amendment, modification, waiver or other change would violate the Intercreditor Agreement.

Section 6.11 Use of Proceeds. The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither the Borrower nor any Person acting on behalf of the Borrower shall take, nor permit any of the Borrower’s Restricted Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including, without limitation, the use of the proceeds of any Loan to purchase or carry any margin stock in violation of Regulations T, U or X.

Section 6.12 Anti-Terrorism Laws. The Borrower shall not permit, and shall not permit the other Loan Parties to (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4.12 above, (b) deal in, or otherwise engage in any transaction relating to, any property of interests in property blocked pursuant to the Executive Order of any other Anti-Terrorism Law or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (x) any of the prohibitions set forth in any Anti-Terrorism Law or (y) any prohibitions set forth in the rules or regulations issued by OFAC (and, in each case, the Borrower shall, and shall cause each of the Loan Parties to, promptly deliver or cause to be delivered to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.12).

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment. The Borrower (i) shall fail to pay when due any principal under the Notes or any other Loan Document or (ii) shall fail to pay any interest, fees, reimbursements, indemnifications, or other amounts due and payable hereunder, under the Notes, or under any other Loan Document and such failure shall continue for a period of 30 days after the due date therefor;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower or any of its Restricted Subsidiaries or any other Guarantor (or any of their respective officers) in this Agreement or in any other Loan Document or (ii) by the Borrower or any of its Restricted Subsidiaries (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed to be made;

(c) Covenant Breaches. The Borrower or any of its Restricted Subsidiaries or any other Guarantor shall (i) fail to perform or observe any term or covenant set forth in Section 5.03 (with respect to the existence of the Borrower or any Restricted Subsidiary), or Article VI of this Agreement and such failure shall remain unremedied for a period of thirty days after the Borrower has been provided written notice of such failure or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document that is not covered by clause (i) above or any other provision of this Section 7.01 and such failure shall remain unremedied for a period of sixty days after the Borrower has been provided written notice from the Administrative Agent of such failure;

(d) Cross Defaults. There occurs any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries), other than Indebtedness owed to the Borrower or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of this Agreement, which default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period); or

(ii) results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(e) Insolvency. (i) The Borrower or any of its Restricted Subsidiaries or any other Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against the Borrower or any of its Restricted Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower or any such Restricted Subsidiary either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding shall occur; or (iii) the Borrower or any of its Restricted Subsidiaries, shall take any corporate action to authorize any of the actions set forth above in this Section 7.01(e);

(f) Judgments. Any judgment or order for the payment of money in excess of $20,000,000 shall be rendered against the Borrower or any of its Restricted Subsidiaries that is not vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Loan Documents. Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or any of its Restricted Subsidiaries or any such Person shall so state in writing;

(h) Security Instruments. (x) Any material provision of any Security Document or the Intercreditor Agreement, at any time, (a) ceases to be in full force and effect for any reason other than in accordance with the terms of this Agreement, the Security Documents and the Intercreditor Agreement, or (b) is declared invalid or unenforceable by a court of competent jurisdiction, (y) either the Borrower or any Guarantor contests in writing the validity or enforceability of any provision of any

Security Document or the Intercreditor Agreement or (z) any of the Borrower or any Guarantor denies in writing that it has any further liability under this Agreement, any Security Document or the Intercreditor Agreement or gives written notice to revoke or rescind any Security Document or the perfected third-priority Liens created thereby other than in accordance with the terms of this Agreement, the Security Documents and the Intercreditor Agreement; or

(i) Acceptable Security Interest. (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any material portion of the Collateral or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower or any of its Restricted Subsidiaries except as a result of the sale or other Asset Disposition of the applicable Collateral permitted under the Loan Documents.

Notwithstanding the foregoing, if an Event of Default specified in clause (d) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived by the holders of such Indebtedness or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, in each case within 20 days after the declaration of acceleration with respect thereto, and (iii) any other existing Events of Default, except nonpayment of principal, premium or interest on the Loans that became due solely because of the acceleration of the Loans, have been cured or waived.

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.01(e)) shall have occurred and be continuing:

(a) the Administrative Agent shall (subject to Article VIII) at the written request, or may with the consent, of the Majority Lenders by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

(b) the Administrative Agent shall (subject to Article VIII) at the written request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself and the Lenders by appropriate proceedings. The Majority Lenders may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Loan and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Loans that have become due solely by such declaration of acceleration, have been cured or waived.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.01(e) shall occur,

(a) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

(b) the Administrative Agent shall (subject to Article VIII) at the written request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself and the Lenders by appropriate proceedings.

Section 7.04 Right of Set off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured. The Administrative Agent and each Lender agrees to promptly notify the Borrower after any such set off and application made by the Administrative Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Administrative Agent and each Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set off) which the Administrative Agent or such Lender may have.

Section 7.05 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06 Application of Proceeds. During the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument, or any other agreement with the Borrower or any of its Restricted Subsidiaries that secures any of the Obligations, shall be, subject to the Intercreditor Agreement, applied in the following order:

(a) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(b) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(c) third, pro rata to payment of accrued interest on the Loans;

(d) fourth, pro rata to payment of principal outstanding on the Loans and any prepayment premiums payable pursuant to Section 2.06(d);

(e) fifth, pro rata to any other Obligations;

(f) sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment; Powers. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and none of the Borrower nor any other Guarantor shall have rights as a third party beneficiary of any of such provisions. Each of the Lenders, by its execution hereof, authorizes and directs the Administrative Agent to execute and deliver the Security Instruments, binding the Lenders to the terms thereof. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Majority Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Section 8.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 8.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable (i) for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Loan Parties or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article III or whether any document or other matter is in form and substance satisfactory to the Majority Lenders, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the

Administrative Agent shall have received written notice from such Lender prior to the Closing Date or the relevant date of execution or delivery, specifying its objection thereto. In addition to the foregoing, the Administrative Agent shall not have any liability in respect of any actions taken (or not taken) in connection with, relating to or arising out of, (A) the administration of any Exchange Offer, (B) the preparation of Schedule II (or any updates thereto) or (C) any amendments to this Agreement or the Loan Documents made by the Borrower prior to the Closing Date in accordance with the final proviso of Section 9.01.

Section 8.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all loss, liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding the foregoing, the Administrative Agent shall be entitled to rely upon written instructions (including by e-mail) from counsel or advisors to the Majority Lenders. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 8.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which, in its opinion, or the opinion of its counsel, exposes the Administrative Agent to liability or which is contrary to this Agreement, the Loan Documents or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law. If a Default has occurred and is continuing, the Administrative Agent shall have no obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct, as determined by a final, non-appealable order of a court of competent jurisdiction not subject to further appeal.

Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 8.05 Subagents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and related parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Affiliates and related parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06 Resignation of Administrative Agent. The Administrative Agent may at any time resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a qualified financial institution as successor Administrative Agent provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and upon such resignation or any removal, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Sections 9.04 and 9.07 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates and related parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 8.07 Administrative Agent as Lender. The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any other Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Documents to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any other

Lender, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower, or any of the other Loan Parties of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and the Arranger shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Loan Parties (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that (i) Shipman & Goodwin LLP is acting in this transaction as special counsel to the Administrative Agent only and (ii) Milbank, Tweed, Hadley & McCloy LLP is acting in this transaction as special counsel to the Arranger only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Loan Parties, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09, Section 9.03 and 9.07) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09, Section 9.03 and 9.07.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby irrevocably agrees that any action taken by the Administrative Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Instruments, and the exercise by the Administrative Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon all Lenders. The Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.02 or Section 7.03 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(a).

(b) Each Secured Party irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon payment in full in cash of all Obligations; (ii) constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any Asset Disposition permitted under this Agreement or the other Loan Documents; (iii) constituting Property in which the Borrower or any Restricted Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Borrower or any Restricted Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Restricted Subsidiary to be, renewed or extended; (v) as required by the Intercreditor Agreement; or (vi) if approved, authorized or ratified in writing by the applicable Majority Lenders or all the Lenders, as the case may be, as required by Section 9.01. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.10. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(b).

(c) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Borrower, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(c).

(d) The powers conferred on the Administrative Agent under this Agreement and the Security Instruments are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Administrative Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Except with respect to the standard of care described below, the Administrative Agent shall have no obligation to perfect or determine whether the Liens granted to the Administrative Agent herein or pursuant to the Security Instruments have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority. With respect to the perfection of any Liens granted hereunder, the Administrative Agent shall be entitled to rely solely on the direction of the Majority Lenders and their representatives and counsel as to whether such Liens have been properly granted. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Administrative Agent in good faith.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by the Borrower or any Restricted Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, the Borrower and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by each Lender adversely affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the aggregate Loan of any Lender, (c) reduce the principal of, or interest on, the Notes or the Loans or any fees or other amounts payable hereunder or under any other Loan Document, (d) postpone any date fixed for any payment of interest on, the Notes or the Loans, or any fees or other amounts payable hereunder or extend the Maturity Date, (e) change the percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document (including the voting provisions of Section 7.02(a) and (b)), (f) amend Section 2.12 in such a manner as to alter the pro rata sharing of payments required therein or this Section 9.01, (g) amend the definition of “Majority Lenders,” (h) release any Restricted Subsidiary from its obligations under any Guaranty other than as a result of a transaction permitted hereby, (i) permit the Borrower or any Restricted Subsidiary to enter into any merger or consolidation with or into any other Person, except for mergers or consolidations permitted pursuant to Section 6.06 or amend Section 6.06, (j) release any Collateral securing the Obligations, except for releases of Collateral otherwise permitted under Section 8.10(b)(i)-(v), or (k) amend or waive any provision of, nor consent to any departure by any party thereto from, the Intercreditor Agreement to the extent such amendment, waiver or consent would impair the priority or enforceability of the Liens securing the Obligations; and provided, further, that from and after the Effective Date but prior to the Closing Date, this Agreement, the Notes, and the other Loan Documents, may be amended in writing with the consent of the Borrower without the consent of any Lender or the Administrative Agent so long as (i) such amendment is disclosed by means of a supplement to the Exchange Offer that is distributed to all holders of the Existing Senior Unsecured Notes, (ii) the Borrower extends the Exchange Offer for a time period that the Borrower deems appropriate depending on the significance of the amendment if the Exchange Offer would otherwise expire during such time period and (iii) such amendments are not, taken as a whole, materially adverse to the Initial Lenders. After the execution by the Borrower of any such amendment satisfying the foregoing conditions, (A) each prospective Initial Lender that has submitted an executed Joinder prior to such disclosure and has not objected to such amendment or waiver in writing to the Borrower (with a copy to the Administrative Agent) within two (2) Business Days of such disclosure shall be deemed to have consented to such amendment, (B) each prospective Initial Lender that submits an executed Joinder after such disclosure shall be deemed to have consented to such amendment and (C) the Administrative Agent may, and is hereby instructed to, execute any such amendment. The Administrative Agent shall have no obligation to verify whether the foregoing clauses (i) and (ii) have been complied with. Nothing in this Section 9.01 shall permit any amendment or waiver affecting the rights, privileges, immunities or duties of the Administrative Agent, without the express written consent of the Administrative Agent.

Section 9.02 Notices, Etc. All notices and other communications shall be in writing (including, without limitation, telecopy) and delivered electronically, mailed by certified mail, return receipt requested, telecopied, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule I or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so delivered electronically in accordance with the following paragraph, mailed, telecopied, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed or when delivered by such messenger or courier, respectively, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address upon notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the foregoing, notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

Section 9.03 No Waiver; Remedies. No failure on the part of any Lender or, the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04 Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Arranger, the Administrative Agent and each of their Affiliates, including the reasonable fees, charges and disbursements of (i) Shipman & Goodwin LLP, special counsel to the Administrative Agent and (ii) Milbank, Tweed, Hadley & McCloy LLP, special counsel to the Arranger and to the extent necessary as determined by the Administrative Agent or the Arranger, the reasonable travel, photocopy, mailing, courier, telephone, bank meetings and other similar expenses, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent and the Arranger as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and the administration of the Exchange Offer and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or the Arranger in connection with any search, filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security

Instrument or any other document referred to therein, and (c) all reasonable and documented out-of-pocket expenses incurred by the Arranger, the Administrative Agent, any sub-agent, or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Arranger, the Administrative Agent, any sub-agent, or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 9.04, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. The Arranger shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section 9.04 shall survive the repayment of all other Obligations.

Section 9.05 Binding Effect. This Agreement shall become effective as provided in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.06 Lender Assignments and Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in this Section 9.06) and, to the extent expressly contemplated hereby, the Affiliates and related parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 9.06(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no processing and recordation fee shall be payable in connection with the execution of any Joinders and the Loans made on the Closing Date; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and tax documentation required pursuant to Section 2.12(f).

(iii) Subject to Section 9.06(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 9.04 and Section 9.07). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.06(c).

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on the Register and will forward a copy of the Register to the Borrower and any Lender upon the Borrower or the Lender’s written request.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the Eligible Assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 9.06(b) and any written consent to such assignment required by this Section 9.06(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.06(b).

(vi) Notwithstanding the foregoing, no assignment or participation shall be made to any Loan Party or any Affiliate of a Loan Party.

(c) (i) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, or any other Person, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) the selling Lender shall maintain the Participant Register. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.01(a) through (d) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 9.04 and Section 9.07. Subject to Section 9.06(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater benefit under Section 2.13, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13, unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(f) as though it were a Lender (it being understood the documentation required under Section 2.13(f) shall be provided only to the selling Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section 9.06(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 9.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 9.07 Indemnification; Waiver.

(a) THE BORROWER SHALL INDEMNIFY THE ARRANGER, THE ADMINISTRATIVE AGENT, EACH SUB-AGENT, AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL ACTUAL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF COUNSEL INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER OR ANY OTHER LOAN PARTY BY SUCH PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER LOAN PARTY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OTHER LOAN PARTY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER LOAN PARTY, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY OTHER LOAN PARTY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OTHER LOAN PARTY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OTHER LOAN PARTY, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OTHER LOAN PARTY, (xiv) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xv) ANY ACTUAL OR

PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES INCLUDING ORDINARY NEGLIGENCE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO (X) ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) ARISE SOLELY OUT OF ANY CLAIM, ACTION, INQUIRY, SUIT, LITIGATION, INVESTIGATION OR PROCEEDING THAT DOES NOT INVOLVE AN ACT OR OMISSION OF ANY LOAN PARTY, ANY OF THEIR AFFILIATES OR SUBSIDIARIES AND THAT IS BROUGHT BY AN INDEMNITEE AGAINST ANY OTHER INDEMNITEE (OTHER THAN ANY CLAIM, ACTION, SUIT, INQUIRY, LITIGATION, INVESTIGATION OR PROCEEDING AGAINST THE ADMINISTRATIVE AGENT IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS AN ADMINISTRATIVE AGENT).

(b) THE BORROWER SHALL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF EACH INDEMNITEE AFFECTED THEREBY, SETTLE ANY THREATENED OR PENDING CLAIM OR ACTION THAT WOULD GIVE RISE TO THE RIGHT OF ANY INDEMNITEE TO CLAIM INDEMNIFICATION HEREUNDER UNLESS SUCH SETTLEMENT (X) INCLUDES A FULL AND UNCONDITIONAL RELEASE OF ALL LIABILITIES ARISING OUT OF SUCH CLAIM OR ACTION AGAINST SUCH INDEMNITEE, (Y) DOES NOT INCLUDE ANY STATEMENT AS TO OR AN ADMISSION OF FAULT, CULPABILITY OR FAILURE TO ACT BY OR ON BEHALF OF SUCH INDEMNITEE AND (Z) REQUIRES NO ACTION ON THE PART OF THE INDEMNITEE OTHER THAN ITS CONSENT.

(c) NO INDEMNITEE SEEKING INDEMNIFICATION OR CONTRIBUTION UNDER THIS AGREEMENT WILL, WITHOUT THE BORROWER’S WRITTEN CONSENT (WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, DELAYED OR CONDITIONED), SETTLE, COMPROMISE, CONSENT TO THE ENTRY OF ANY JUDGMENT IN OR OTHERWISE SEEK TO TERMINATE ANY INVESTIGATION, LITIGATION OR PROCEEDING REFERRED TO HEREIN; HOWEVER IF ANY OF THE FOREGOING ACTIONS IS TAKEN WITH THE BORROWER’S CONSENT OR IF THERE IS A FINAL AND NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION FOR THE PLAINTIFF IN ANY SUCH INVESTIGATION, LITIGATION OR PROCEEDING, THE BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM AND AGAINST ANY AND ALL ACTUAL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES BY REASON OF SUCH ACTION OR JUDGMENT IN ACCORDANCE WITH THE PROVISIONS OF THE PRECEDING PARAGRAPHS. NOTWITHSTANDING THE IMMEDIATELY PRECEDING SENTENCE, IF AT ANY TIME AN INDEMNITEE SHALL HAVE REQUESTED INDEMNIFICATION OR CONTRIBUTION IN ACCORDANCE WITH THIS AGREEMENT, THE BORROWER SHALL BE LIABLE FOR ANY SETTLEMENT OR OTHER ACTION REFERRED TO IN THE IMMEDIATELY PRECEDING

SENTENCE EFFECTED WITHOUT THE BORROWER’S CONSENT IF (A) SUCH SETTLEMENT OR OTHER ACTION IS ENTERED INTO MORE THAN 30 DAYS AFTER RECEIPT BY THE BORROWER OF SUCH REQUEST FOR SUCH INDEMNIFICATION OR CONTRIBUTION AND (B) THE BORROWER SHALL NOT HAVE PROVIDED SUCH INDEMNIFICATION OR CONTRIBUTION IN ACCORDANCE WITH SUCH REQUEST PRIOR TO THE DATE OF SUCH SETTLEMENT OR OTHER ACTION.

(d) No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct or gross negligence of any Indemnitee (as determined by a final non-appealable judgment of a court of competent jurisdiction).

(e) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, or any sub-agent under Section 9.04 or Section 9.07(a), each Lender severally agrees to pay to the Administrative Agent or such sub-agent, as the case may be, such Lender’s Pro Rata Share (as determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount and to hold harmless each Indemnitee from and against any and all expense or indemnified loss, claim, damage, liability or related expense; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such sub-agent in its capacity as such, and provided, further, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender severally agrees to reimburse the Administrative Agent, promptly upon demand for its ratable share of any out of pocket expenses (including all fees, expenses and disbursements of any law firm or other external counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that the Administrative Agent is required to be reimbursed by the Borrower pursuant to Sections 9.04 or 9.07(a) and is not reimbursed for such by the Borrower. The undertaking in this Section shall survive the payment of all other Obligations and the resignation of the Administrative Agent.

(f) To the extent permitted by applicable law, the Borrower shall not, and shall cause each Loan Party not to, assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(g) All amounts due under this Section 9.07 shall be payable not later than 10 days after written demand therefor.

(h) Each Indemnitee shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders.

Section 9.08 Confidentiality. The Administrative Agent and each Lender (each, a “Lending Party”) agree to keep confidential any information furnished or made available to it by the Borrower pursuant to this Agreement and identified by the Borrower as proprietary or confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority or in connection with any pledge or assignment pursuant to Section 9.06(d), (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any other Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Loan Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.08. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lending Party to disclose to the Borrower or any Affiliate thereof that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lending Party to inform the Borrower or any Affiliate thereof of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.10 Survival of Representations, Etc.. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Loans and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.13, 9.04 and 9.08 and all of the obligations of the Lenders in Section 9.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.11 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.12 [Reserved].

Section 9.13 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY: SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE DISTRICT COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 9.02 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 9.02 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER.

Section 9.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY (a) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (b) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (c) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS OR THE WAIVERS SET FORTH IN SECTION 9.07(f); AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.14 AND IN SECTION 9.07(f).

Section 9.15 Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement (as defined in the Intercreditor Agreement) and the lenders under the Second Lien Credit Agreement (as defined in the Intercreditor Agreement) to permit the incurrence of the Obligations hereunder and to extend credit to the Company and such lenders are intended third party beneficiaries of such provisions.

Section 9.16 USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.17 PRIOR OR ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, THE BORROWER HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

Section 9.18 Joinders. Each Initial Lender executing and delivering a Joinder on or prior to the Closing Date shall become a party to this Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents and shall be bound by the terms and provisions hereof, in each case as of the Closing Date. In connection with the execution of the Joinder by each Initial Lender, the Borrower shall deliver an updated Schedule II to the Administrative Agent on the Closing Date reflecting the Loans made by each of the Initial Lenders on the Closing Date and the Administrative Agent shall conclusively rely on Schedule II hereto in preparing the initial Register on the Closing Date notwithstanding anything to the contrary contained in any Joinder.

Section 9.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.20 Arranger. Goldman Sachs Lending Partners LLC is hereby appointed the Arranger hereunder. Anything herein to the contrary notwithstanding, the Arranger shall have not powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except as a third party beneficiary of Sections 9.04 and 9.07.

[Remainder of this page intentionally left blank. Signature page follows.]

EXECUTED as of the date first above written.

BORROWER:	ALTA MESA HOLDINGS, LP
	By:	Alta Mesa Holdings GP, LLC, its general partner

	By:	/s/ Michael A. McCabe
	Name:	Michael A. McCabe
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

	By:	/s/ Joseph B. Feil
	Name:	Joseph B. Feil
	Title:	Vice President

Signature Page

Third Lien Term Loan Agreement

(Alta Mesa Holdings, LP)

SCHEDULE I

NOTICE INFORMATION FOR ADMINISTRATIVE AGENT, BORROWER, AND LENDERS

Administrative Agent:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: Joe Feil

Telephone: 302-636-6466

Email: JFeil@WilmingtonTrust.com

Borrower:

Alta Mesa Holdings, LP

15021 Katy Freeway, Suite 400

Houston, Texas 77094

Attention:  Michael McCabe

Facsimile:  281-530-5278

Lenders:

Each to its address (or telecopy number) set forth in its administrative questionnaire

SCHEDULE II

[To be completed on the Closing Date.]

INITIAL PRO RATA SHARES

Lender	Loan Amount	Applicable Percentage

TOTAL		100.0%